UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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International Paper Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April 2010

Dear Fellow Shareowners,

It is my pleasure to invite you to attend this year’s annual meeting, which will be held on May 10, 2010, in White Plains, New York. As in the past, we are coming together to handle important items affecting the Company, including electing directors and considering the Company’s proposals.

This year’s Company proposals are described in the attached proxy statement. Whether you plan to attend the meeting or not, I encourage you to review the enclosed information and vote your shares.

At International Paper, we believe that our strength depends on strong corporate governance and solid engagement with our shareowners. The enclosed materials will assist you in understanding the governance of our Company. We value your ongoing participation and support of International Paper.

Sincerely,

John Faraci

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 10, 2010
Time:	11:00 a.m. EDT
Place:	The Ritz-Carlton, Westchester
Three Renaissance Square
White Plains, New York 10601

Items of Business:	Company Proposals:

— Item One: Elect the seven directors nominated by the Board of Directors for a one-year term.

— Item Two: Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

— Item Three: Approve an amendment to Article I of our By-Laws regarding special shareowners meetings.

Consider any other business properly brought before the meeting.

Record Date:	March 15, 2010. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel,

Corporate Secretary and Global Government Relations

April 9, 2010

PROXY STATEMENT

2010 Annual Meeting of Shareowners

Information About Our Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2010 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 9, 2010.

The 2010 Annual Meeting will be held on Monday, May 10, 2010, at 11:00 a.m. EDT at The Ritz-Carlton, Westchester located at Three Renaissance Square in White Plains, New York 10601.

At the 2010 Annual Meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

Item One: Elect the seven directors nominated by the Board of Directors for a one-year term. The Board recommends a vote FOR this proposal.

Item Two: Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. The Board recommends a vote FOR this proposal.

Item Three: Approve an amendment to Article I of our By-Laws regarding special shareowners meetings. The Board recommends a vote FOR this proposal.

Information about these items may be found beginning on page 6 of this proxy statement.

The Board has designated John V. Faraci, our chairman and chief executive officer (“CEO”), Tim S. Nicholls, our senior vice president and chief financial officer (“CFO”), and Maura A. Smith, our senior vice president, general counsel and corporate secretary, as proxies in connection with the 2010 Annual Meeting. With respect to any other matter that properly comes before the annual meeting, these proxies will vote as recommended by the Board, or, if no recommendation is given, at their discretion.

Important Notice Regarding the Availability of Proxy Materials for the May 10, 2010, Annual Meeting of Shareowners:

This proxy statement, a form of proxy and our annual report to shareowners is available for viewing and printing at the following Web site: materials.proxyvote.com/460146

Vote by telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote by mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Shareowners of record of International Paper common stock at the close of business on March 15, 2010, the record date, or their duly authorized proxies, are entitled to vote on each matter submitted to a vote at the 2010 Annual Meeting and at any adjournment or postponement of the annual meeting. There were 436,456,427 common shares outstanding on March 15, 2010. Each common share is entitled to one vote on each matter to be voted on at the 2010 Annual Meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to Ms. Smith at the address on page 4 of this proxy statement. We will also make the list available at the annual meeting.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast (at least 218,228,214 votes), present in person or represented by proxy, is needed to hold the 2010 Annual Meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares represented by proxy cards marked “abstain” or returned without voting instructions will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2010 Annual Meeting and vote in person.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you received this proxy statement and voting instruction card from your broker, bank or other holder of record. This voting instruction card explains which voting options are available to you. As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote. You must bring this power of attorney or proxy to the meeting.

How do I attend the annual meeting?

All shareowners as of the record date, March 15, 2010, or their proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareowners’ Welcome Desk,” where you will be asked for photo identification in order to receive your admittance card.

If you hold your shares in street name and you decide to attend, you must bring a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date to the meeting. Please go to the “Shareowners’ Welcome Desk” and provide the bank or brokerage statement, as well as your photo identification, in order to obtain an admittance card.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

•	International Paper Company Salaried Savings Plan;

•	International Paper Company Hourly Savings Plan;

•	International Paper Company Long-Term Incentive Compensation Plan (“LTICP”); or

•	International Paper Company 2009 Incentive Compensation Plan (“2009 ICP”).

If you hold shares in our Salaried Savings Plan or Hourly Savings Plan, you may instruct State Street Bank and Trust Company, the trustee for these plans, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

Employees who received shares of restricted stock under our Performance Share Plan or a restricted stock grant pursuant to the LTICP or 2009 ICP may also vote their shares. The process for voting shares of restricted stock is the same as the process for voting shares of common stock, described above. However, if you do not vote your shares, they will not be counted as there is no trustee for the LTICP or 2009 ICP to vote the shares on your behalf.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

by casting a new vote by telephone or the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 4, or at the meeting; or

•	voting in person at the annual meeting.

Your presence at the annual meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a registered shareowner and you return a proxy card without indicating your vote, your shares will be voted as follows:

•	for the Company’s proposal to elect the seven directors nominated by the Board of Directors in Item 1;

•	for the Company’s proposal to ratify the selection of the Company’s independent registered public accounting firm in Item 2; and

•	for the Company’s proposal to amend Article I of our By-Laws regarding special shareowners meetings in Item 3.

If you are a registered shareowner and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count towards the quorum requirement to hold the annual meeting. Your shares that are not voted will not affect the outcome of any of the Company’s proposals.

If your shares are held through the Company’s Salaried Savings Plan or the Company’s Hourly Savings Plan, and you do not provide instructions, the trustee for the plan will vote your shares at its discretion.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be counted towards the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of two effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For the election of directors in Item 1, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes, which will have no effect on the outcome of the proposal. This is due to amendments to New York Stock Exchange Rule 452, which provides that a broker may not vote your shares at its discretion in uncontested director elections held on or after January 1, 2010. Similarly, for Item 3 regarding the amendment to the By-Laws, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2 involving ratification of our independent registered public accounting firm for 2010, the broker may vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP (“Deloitte & Touche”) will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board has approved the appointment of Deloitte & Touche as our independent registered public accounting firm for the 2010 fiscal year, and this decision has been ratified by our entire Board.

If you still have questions, please contact:

Ms. Maura A. Smith

Corporate Secretary International Paper

6400 Poplar Avenue,

Memphis, TN 38197

by e-mail:

maura.abelnsmith@ipaper.com

or by telephone:

(901) 419-3829

For directions to the meeting, please see the map at the end of this proxy statement.

Need to change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

or call (800) 542-1061

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Do any shareowners beneficially own more than 5 percent of our common stock?

Yes. According to public filings, there are four entities that beneficially own more than 5 percent of our common stock:

•	BlackRock, Inc., which acquired Barclays Global Investors, NA, from Barclays Bank PLC on December 1, 2009;

•	State Street Corporation, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts;

•	TPG-Axon Capital Management, LP; and

•	T. Rowe Price Associates, Inc., as investment adviser to third parties.

For further information about these shareowners, please see “Ownership of Company Stock.”

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson, Inc. to solicit proxies for an estimated fee of $25,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2009 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request a separate copy, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146 or on our Web site, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link.

Communicating With the Board

How do I communicate with the Board?

You may communicate with our entire Board, the independent directors as a group, the chair of the Governance Committee, who serves as our Presiding Director, or any one of the directors by writing to Ms. Maura A. Smith. Ms. Smith will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Information About Our Corporate Governance,” our Office of Ethics and Business Practice has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board

correspondence to:

Maura A. Smith

Corporate Secretary

International Paper

6400 Poplar Avenue

Memphis, TN 38197

All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareowner proposal for consideration at the 2011 Annual Meeting?

Our 2011 Annual Meeting is currently scheduled for May 9, 2011. If you wish to submit a proposal to be included in the 2011 proxy statement, you must submit your proposal in writing so that we receive it by December 10, 2010. Proposals should be sent to the Corporate Secretary, Ms. Smith, at the address listed above.

If you would like to present your proposal at the 2011 Annual Meeting, but you do not meet the deadline for inclusion in the proxy statement, our By-Laws require that you notify us of your proposal between January 9, 2011 and February 8, 2011. Your notice should be sent to Ms. Smith.

You must be a shareowner of record on the date you submit your proposal and on the record date for determining shareowners entitled to vote at the 2011 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission (“SEC”) in order to be eligible to submit a shareowner proposal. Your proposal must conform to the notice requirements in Article I, Section 7 of our By-Laws.

Our By-Laws are available at www.internationalpaper.com

under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to Ms. Smith.

How do I nominate a candidate for director at the 2011 Annual Meeting?

Shareowner nominations for directors may be submitted to the Corporate Secretary, Ms. Smith, at the address listed above. Our By-Laws require that the director nomination be received between January 9, 2011 and February 8, 2011.

As in the case of submitting a shareowner proposal, you must be a shareowner of record on the date you submit your nomination and on the record date for determining shareowners entitled to vote at the 2011 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the SEC in order to be eligible to nominate a director candidate. Your director nomination must conform to the notice requirements in Article II, Section 9 of our By-Laws.

Matters to be Acted Upon at the 2010 Annual Meeting

Item 1 — Company Proposal To Elect Seven Directors Nominated by the Board of Directors

Seven of our 10 directors have been nominated by the Board for election by shareowners at the 2010 Annual Meeting. All seven nominees, if elected, will hold office until the earlier of (i) our 2011 Annual Meeting, (ii) the date a qualified successor has been elected, or (iii) death, resignation or retirement. There are no other nominees competing for their seats on the Board. This means we have a non-contested election.

Under our Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast.

You can vote “for” or “against” a nominee, or you may “abstain” from voting for a nominee. “Abstentions” will have no effect on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to be cast with respect to Item 1 and will have no effect on the vote.

In 2008, shareowners approved an amendment to our Restated Certificate of Incorporation to elect directors annually, phasing in annual elections over a three-year period beginning in 2009. Accordingly, at this 2010 Annual Meeting, all seven director nominees who comprise Class I and Class III, as well as Stacey J. Mobley, who was elected to our Board in 2008 and not appointed to a class, will serve for a one-year term. Information about these nominees may be found on page 9.

We do not know of any reason why any nominee would be unable to serve as a director if elected. If, prior to the election, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

•	David J. Bronczek

•	Lynn Laverty Elsenhans

•	John V. Faraci

•	Stacey J. Mobley

•	John L. Townsend, III

•	William G. Walter

•	J. Steven Whisler

Majority vote for directors:

Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

Item 2 — Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2010

Our Board of Directors has ratified the selection of Deloitte & Touche by our Audit and Finance Committee to serve as our independent registered public accounting firm for 2010.

We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, an affirmative majority of votes cast is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have no effect on the vote. There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and our shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2010.

Item 3 — Company Proposal to Amend Article I of our By-Laws Regarding Special Shareowners Meetings

To approve this amendment to the By-Laws of the Company, an affirmative majority of votes cast is required.

You may vote “for” or “against” the amendment to our By-Laws, or you may “abstain” from voting. “Abstentions” will have no effect on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 3 and will have no effect on the vote.

Background

Article I of the By-Laws of International Paper Company states that a special meeting of shareowners may be called by (i) a majority of the Board of Directors, (ii) the Chairman of the Board, (iii) the President of the Company, or (iv) upon the properly filed written request of shareowners holding no less than 40 percent of the common stock of the Company.

Under Section 601 of the NYBCL, a company’s by-laws may be amended by a majority of the votes cast by the shares entitled to vote at the company’s annual meeting.

Proposal

We are proposing that our shareowners amend our Company’s By-Laws to grant holders of no less than 20 percent of our outstanding common stock the right to call a special meeting.

Our proposal further expands shareowners’ rights following last year’s annual meeting at which our shareowners approved the Company’s proposal to amend our By-Laws to permit shareowners holding no less than 40 percent of our outstanding common stock the right to call a special meeting. Our Board’s continuing review of best practices in corporate governance, and recent shareowner interest in this matter, including a shareowner proposal submitted to the Company proposing a 10 percent threshold, led to our decision to make this proposal. The right to call a special meeting would be subject to all other relevant provisions of our By-Laws, Restated Certificate of Incorporation and applicable statutes.

Next Steps

If this proposal is approved, the text of Article I of the By-Laws of International Paper Company will be amended as shown in Appendix 1.

Our Board of Directors unanimously recommends that you vote FOR the approval of the amendment to Article I of the By-Laws of International Paper Company to grant shareowners holding no less than 20 percent of the Company’s common stock the right to call a special shareowners meeting.

Our Board of Directors

Directors Standing for Election — Term Expiring in 2011

The following seven directors are nominated for election at the 2010 Annual Meeting. Each of these directors is standing for election to serve a term that will expire in 2011.

David J. Bronczek, 55, president and chief executive officer of FedEx Express, a subsidiary of FedEx Corporation, since February 2000. Mr. Bronczek started with FedEx in 1976 and has served as executive vice president and chief operating officer of FedEx Express. Mr. Bronczek was recently appointed by the President of the United States to the National Infrastructure Advisory Council. He is a board member for the Air Transport Association and a member of the Board of Governors of the International Air Transport Association. He is vice chairman for the Board of Visitors of the University of Memphis, a member of the Board of Governors for National Safe Kids Campaign, and a member of Memphis Tomorrow. Class I director since October 9, 2006.

Lynn Laverty Elsenhans, 53, chairman, chief executive officer and president, Sunoco, Inc., manufacturer and marketer of petroleum and petrochemical products since August 2008. Ms. Elsenhans is also chairman of the board and director of Sunoco Partners, LLC, the general partner of Sunoco Logistics Partners, LP. Sunoco Logistics engages in the transport, terminalling and storage of refined products and crude oil. Ms. Elsenhans previously served as executive vice president, global manufacturing, Shell Downstream Inc., a subsidiary of Royal Dutch Shell plc, from January 2005 until July 2008. She served concurrently as president of Shell Oil Company and chief executive officer of Shell Oil Products U.S. from 2003 until 2005. Ms. Elsenhans is a trustee of Rice University, an overseer for the Jones Graduate School of Management at Rice, and serves on the board of the Texas Medical Center. Class I director since March 15, 2007.

John V. Faraci, 60, chairman and chief executive officer of International Paper, since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president – finance and chief financial officer. From 1995 to 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the board of directors of United Technologies Corporation. He also serves on the boards of the Grand Teton National Park Foundation and the National Park Foundation. He is a trustee of Denison University and a member of the Citigroup International Advisory Board. Class III director since February 11, 2003.

Stacey J. Mobley, 64, retired in June 2008 as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s Office of the Chief Executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. Since November 2008, Mr. Mobley has served as senior counsel, Dickstein Shapiro LLP, a multi-service law firm, and is a director of Hewitt Associates Inc., Wilmington Trust Company (through April 2010), and Nuclear Electric Insurance Ltd. Mr. Mobley also serves on the board of trustees of Howard University. Director since July 7, 2008.

John L. Townsend, III, 54, private investor and member of the Riverstone Group, a private investment fund. Mr. Townsend also serves as senior advisor to Stone Point Capital, a private investment fund that manages the Trident Funds. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer, and Castle Point Capital, an asset manager sponsored by the Trident Funds. Class I director since March 13, 2006.

William G. Walter, 64, chairman of FMC Corporation, an agriculture, specialty and industrial chemical company, since 2001. Mr. Walter had also previously served as FMC’s president and chief executive officer from 2001 until December 31, 2009. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of the American Chemistry Council, the National Association of Manufacturers, and New York Life Insurance Company. He is also a member of the Business Roundtable. Class III director since January 1, 2005.

J. Steven Whisler, 55, retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport Copper and Gold, Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of the U.S. Airways Group, Inc., the Brunswick Corporation, and Aleris International. He is also a director of the National Cowboy and Western Heritage Museum. Class III director since December 11, 2007.

Class II Directors — Term Expiring in 2011

The following three directors who were elected as Class II directors are not standing for election at this 2010 Annual Meeting.

Samir G. Gibara, 70, retired chairman of the board and chief executive officer of The Goodyear Tire & Rubber Company. Mr. Gibara served as chairman and chief executive officer from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara served as a director of Dana Corporation through early 2008, and was elected to the board of W&T Offshore Inc. in May 2008. He serves on the Board of Dean’s Advisors of the Harvard Business School and as a trustee of the University of Akron Foundation. Class II director since March 9, 1999.

John F. Turner, 68, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001 to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is director of American Electrical Power, Inc., Peabody Energy Company, Ashland Inc., and The Bank of Jackson Hole. He was a visiting professor at the University of Wyoming in the School of Environment & Natural Resources in 2007 and 2008, and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Class II director since July 11, 2005.

Alberto Weisser, 54, chairman and chief executive officer of Bunge Limited, a global food, commodity and agribusiness company, since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Class II director since January 1, 2006.

Information About Our Corporate Governance

Our Commitment to Sound Corporate Governance Principles

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area.

Our Board is currently comprised of 10 members. There are four standing committees, each of which is described in detail below. There is also an Executive Committee, which is comprised of the chair of each of the standing committees.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Code of Business Ethics

Our Board has adopted a Code of Business Ethics that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our revised Code of Business Ethics (Third Edition) was updated in January 2008 to reflect the increasingly global nature of our business and addresses many global compliance issues.

Our Office of Ethics and Business Practice is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Office of Ethics and Business Practice in person, via mail, e-mail, facsimile or telephone. Our Code of Business Ethics explains that there are multiple other channels for an employee to report a concern, including to his or her manager, assigned human resource professional or legal counsel, or to our internal audit department.

Our HelpLine is available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise.

All HelpLine contacts are provided to the Office of Ethics and Business Practice for further action and, if possible, for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to the Office of Ethics and Business Practice, which is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to Ms. Smith.

Our Code of Business Ethics is available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Ethics at IP” link. A paper copy is available at no cost by written request to Ms. Smith.

Our HelpLine contact information can be found at: www.internationalpaper.com under the “Company” tab at the top of the page, then under the “Ethics at IP” link, then under “How Can We Help You?” on the right side.

Risk Oversight

As set forth in the Company’s Corporate Governance Guidelines, the Board exercises oversight of the Company’s strategic, operational and financial matters, as well as compliance and legal risks. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks, and the Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Board Leadership Structure

Our Board has no policy with respect to the separation of the offices of Chairman and CEO. We currently combine the role of Chairman and CEO, coupled with an independent Presiding Director whose authority, duties and responsibilities are set forth by the Corporate Governance Guidelines. The Board believes that combining the position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

The Board believes that consideration of this issue is part of the Company’s succession planning. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether the CEO should also serve as Chairman.

Our Board of Directors

Our Restated Certificate of Incorporation permits the size of our Board to be anywhere from nine to 18 members. Currently, the size of our Board is 10. During 2009, upon retirement from her principal occupation, Ms. Martha Brooks resigned from our Board pursuant to our director resignation policy, which is described below.

Director Qualification Criteria and Independence Standards

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for election at each annual meeting, as well as to evaluate director-candidates. As noted in our Director Qualification Criteria and Independence Standards, neither the Governance Committee nor the Board has any specific minimum qualifications expected of qualified directors, although we do expect candidates to have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors are independent. We have one employee-director, our Chairman, Mr. Faraci, who is not independent.

Our Independent Directors:

David J. Bronczek

Lynn Laverty Elsenhans

Samir G. Gibara

Stacey J. Mobley

John L. Townsend, III

John F. Turner

William G. Walter

Alberto Weisser

J. Steven Whisler

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. All committees of the Board are comprised entirely of independent directors. The Board, through its Governance Committee, seeks directors with a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds, including but not limited to such factors as race, gender, and ethnicity.

Additionally, the Board believes that its membership should reflect diversity in the broadest sense, and is particularly interested in maintaining a mix that includes the following backgrounds:

•	Senior management level leadership in a comparable company or organization;

•	Manufacturing;

•	International operations;

•	Environmental affairs and sustainability;

•	Public policy;

•	Public service;

•	Finance;

•	Accounting;

•	Strategic planning;

•	Supply chain;

•	Technology;

•	Marketing; and
•	Legal.

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link.

We describe below for each director and nominee the specific experience, qualifications, attributes or skills that led our Board to conclude that such person should serve as a director of the Company in light of the Company’s business.

Director	Significant Experience	Rationale

David J. Bronczek	•International Operations •Environment, Public Policy, Public Service •Strategic Planning •Supply Chain •Technology •Marketing	As president and CEO of FedEx Express, a subsidiary of FedEx Corp., Mr. Bronczek brings critical business insight to a large, diversified company with international operations. Mr. Bronczek has served in many capacities at FedEx Corporation, beginning his career in operations in 1976. His experience includes serving as senior vice president of Europe, the Middle East and Africa (EMEA), which is a region of strategic importance to International Paper’s business as well.

Lynn Laverty Elsenhans	•Current CEO •Manufacturing •International Operations •Environment, Public Policy, Public Service •Finance, Accounting •Strategic Planning •Supply Chain •Technology •Marketing	As chairman, CEO and president of Sunoco, Ms. Elsenhans brings management expertise and leadership capabilities, as well as a broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Royal Dutch Shell includes global manufacturing, supply chain and marketing. She has experience with operations overseas, including Brazil, Europe, the Middle East, and Asia Pacific, which are regions of strategic importance to International Paper. Ms. Elsenhans also brings financial expertise to our Board and our Audit & Finance Committee, and has served on the audit committees of several not-for-profit boards.

John V. Faraci	•Current CEO •Manufacturing •International Operations •Environment, Public Policy, Public Service •Finance, Accounting •Strategic Planning •Supply Chain •Technology •Marketing	Under Mr. Faraci’s leadership, International Paper has successfully executed a major transformation plan, focusing and repositioning the Company on our core global papers and packaging business, which resulted in record free cash flow in 2008 and 2009. Mr. Faraci has developed a thorough understanding of all aspects of the Company’s businesses, leading the strategic decisions that continue to strengthen the Company. He has served International Paper as its CEO since 2003, with previous experience as executive vice president and CFO. He also has experience in overseas operations, having served as CEO of Carter Holt Harvey, a former subsidiary located in New Zealand. He has been with International Paper for more than 35 years. His service on the board of publicly traded United Technologies Corporation gives him additional experience on which he can draw as Chairman of our Board.

Stacey J. Mobley	•Manufacturing •International Operations •Environment, Public Policy, Public Service •Strategic Planning •Supply Chain •Marketing •Legal	Having served with DuPont for 35 years, including senior management responsibility for legal and government affairs, Mr. Mobley brings a deep understanding of legal compliance and oversight of a diversified, publicly traded company. Mr. Mobley’s service on other public company boards allows him to bring current insight into governance and other significant issues facing public companies.

John L. Townsend, III	•International Operations •Finance, Accounting •Strategic Planning	Mr. Townsend brings strong financial acumen to our Board with his current experience working with private investment funds, as well as his previous experience as general partner and managing director for Goldman Sachs & Co. Mr. Townsend’s financial background, experience with the investment community and knowledge of financial markets makes him well qualified to serve as the chair of our Audit & Finance Committee.

William G. Walter	•Former CEO •Manufacturing •International Operations •Finance, Accounting •Strategic Planning •Technology •Marketing	Mr. Walter is an experienced business leader, having served from 2001 to 2009 as chairman and CEO of FMC Corporation, a large, publicly traded, manufacturing company with international operations. Mr. Walter continues to serve as FMC’s chairman. This experience allows him to bring management experience, leadership capabilities, financial knowledge and business acumen to our Board, including as a member of our Audit & Finance Committee and as chairman of our Management Development & Compensation Committee.

Director	Significant Experience	Rationale

J. Steven Whisler	•Former CEO •Manufacturing •International Operations •Environment, Public Policy, Public Service •Finance, Accounting •Strategic Planning •Supply Chain •Legal	Prior to its acquisition in March 2007, Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations. He has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints in his role as our Presiding Director and as chairman of our Governance Committee.

Samir G. Gibara	•Former CEO •Manufacturing •International Operations •Environment, Public Policy, Public Service •Finance, Accounting •Strategic Planning •Marketing	With more than 10 years of service on our Board, Mr. Gibara is well versed in the history of the Company and is a valued contributor on our strategic direction for the future. Mr. Gibara’s previous experience as CEO of Goodyear Tire & Rubber Company from 1996 to 2002 gives him excellent insight into the business operations of a large, publicly traded, manufacturing company. He has a strong background in marketing, including in Europe and the Middle East, which are regions of strategic importance to International Paper. Mr. Gibara’s service on other public company boards gives him further experience to draw on in his service on our Board and Audit & Finance Committee.

John F. Turner	•International Operations •Environment, Public Policy, Public Service •Finance, Accounting •Strategic Planning •Marketing	Mr. Turner brings government relations depth and perspective to our Board, having served as Assistant Secretary of State for Oceans and International and Scientific Affairs. His experience in academia and the Conservation Fund also gives him a broader perspective on current issues in sustainability and forest resources, which are critical issues to the Company. His service on other public company boards gives him experience and oversight over manufacturing, natural resource conversion and production as well as a broad range of strategic and tactical business matters. He actively supplements his financial background through director education courses with a focus on auditing, finance and budgeting responsibilities. These experiences give Mr. Turner a strong background on which to draw as chairman of our Public Policy & Environment committee.

Alberto Weisser	•Current CEO •Manufacturing •International Operations •Finance, Accounting •Strategic Planning •Supply Chain •Marketing	Mr. Weisser has served as chairman and CEO of Bunge Ltd. since 1999. This gives him a strong background in the strategic, financial and compliance issues facing a large, diversified, publicly traded, manufacturing company. Mr. Weisser’s six years’ previous experience as Bunge’s CFO further augments the financial expertise he brings to our Board and our Audit & Finance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and Ms. Smith. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired any of our director’s independence.

•

The service by Mr. Weisser on the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Rabobank Nederland is an entity to which International Paper is indebted. Mr. Weisser does not serve as an executive officer of Rabobank Nederland, nor did he receive compensation from Rabobank Nederland.

•	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

Several of our current directors are employed, or were employed in 2009, as an executive officer at a company with whom we may do business. In making its independence determinations, the Governance Committee considered the employment of our directors. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards, which provide, in relevant part, that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenues are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships below.

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenue?
David J. Bronczek	FedEx Express, a subsidiary of FedEx Corporation	Routine sales to FedEx Corp.	$205MM in total, representing .875% of International Paper’s gross annual revenues in 2009	No
		Routine purchases from FedEx Corp.	$3.36MM in total, representing less than .01% of FedEx’ annual gross revenues in 2009	No
Lynn Laverty Elsenhans	Sunoco, Inc.	None	None	No
William G. Walter	FMC Corporation (CEO through 12/31/09)	Routine sales to FMC Corp.	Less than $1MM	No
		Routine purchases from FMC Corp.	$3.5MM in total, representing .12% of FMC Corp.’s annual gross revenues in 2009	No
Alberto Weisser	Bunge Ltd.	Routine sales to Bunge Ltd.	$5.81MM in total, representing .025% of International Paper’s annual gross revenues in 2009	No
		Purchases from Bunge Ltd.	None	No

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, that all of our non-employee directors meet the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance Committee.

Director Nomination Procedures

During 2009, there have been no changes to the procedures by which shareowners may recommend Board nominees. The Governance Committee did not receive any recommended nominees from a shareowner or group of shareowners that beneficially own more than 5 percent of our common stock.

Our Board applies the same criteria in evaluating candidates nominated by shareowners as those recommended by other sources, including the Governance Committee. The Governance Committee historically has engaged Egon Zehnder International, a business leadership recruiting firm, to identify potential director-candidates to the Board.

Board of Directors’ Policies and Practices

Resignation Policies

We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards. In 2009, Ms. Martha Brooks and Mr. William Walter tendered their resignations for consideration by the Governance Committee in accordance with this policy.

Second, our Restated Certificate of Incorporation was amended in 2008 to provide for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation. In 2009, no director was required to tender a resignation under this policy.

Mandatory Retirement Policy

A director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 70, unless the director was elected or appointed to the Board for the first time on or before July 13, 1999, in which case he or she shall retire effective December 31 of the year in which he or she attains age 72. No directors retired under this policy during 2009. One of our current directors, Mr. Gibara, may serve until age 72, and all other directors may serve until age 70.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. From time to time, directors visit a facility or significant operation, or attend meetings of Company officers, and at each Board meeting, they meet informally with members of senior management.

Board, Committee and Annual Meeting Attendance

The Board met 10 times during 2009, with an average attendance rate of 97 percent. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served, other than Mr. Bronczek, who attended nine out of 10 meetings of the Board, but 74 percent of the aggregate number of combined Board meetings and meetings of committees on which he served, as a result of funeral obligations for an immediate family member. As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2009 Annual Meeting were in attendance at the 2009 Annual Meeting.

Executive Sessions of Non-Management and Independent Directors

After regularly scheduled face to face meetings and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session without management present, chaired by the Presiding Director. If non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually. In 2009, executive sessions were held after every regularly scheduled Board meeting, other than telephonic meetings. Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Role of the Presiding Director

The chair of the Governance Committee is the Presiding Director, who is elected by the independent directors for a term of not less than one year. The Presiding Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The duties of the Presiding Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;

•	Presiding over meetings of the Board in the event the Chairman is not present;

•	Serving as liaison between the Chairman and independent directors;

•	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;

•	Approving information sent to the Board; and

•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, our Board conducts an annual self-assessment of its own and its committees’ performance. The assessment is based on confidential, individual interviews with each independent director, conducted by Ms. Smith.

Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to his or her nomination for election by shareowners, in accordance with the director qualification criteria discussed above.

Our Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one Executive Committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter.

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the full Board. Committee chairs are rotated periodically, usually every three to five years.

Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to Ms. Smith.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. The Governance Committee chair also serves as the Presiding Director, as described above.

Responsibilities. The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self-assessment.

Governance Committee

Current Members

J. Steven Whisler (Chair)

David J. Bronczek

Stacey J. Mobley

John L. Townsend, III

John F. Turner

Five Meetings in 2009

Attendance Rate

88 percent

All Members are Independent

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of our CFO, Mr. Tim S. Nicholls, our senior vice president, general counsel and corporate secretary, Ms. Smith, and our director, corporate audit, Ms. Tanya K. Robbins.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management.

Audit and Finance Committee

Current Members

John L. Townsend, III (Chair)

Lynn Laverty Elsenhans

Samir G. Gibara

William G. Walter

Alberto Weisser

Twelve Meetings in 2009

Attendance Rate

90 percent

Each Member is an “Audit

Committee Financial Expert”

under the SEC’s Definition

All Members are Independent

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2009 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU. section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the auditors’ independence.

The Board has determined that the following members of our Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Lynn Laverty Elsenhans, Samir G. Gibara, John L. Townsend, III, William G. Walter, and Alberto Weisser. The Board has determined that each of these audit committee financial experts meets the independence requirements set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit and Finance Committee has selected, and the Board of Directors has ratified the appointment of the Company’s independent auditors.

Audit and Finance Committee

John L. Townsend, III, Chairman	William G. Walter
Lynn Laverty Elsenhans	Alberto Weisser
Samir G. Gibara

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for engaging the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Based on this evaluation, the Audit and Finance Committee has approved and selected, and the Board has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2010.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2009, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2008 and December 31, 2009. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2008 ($)	2009 ($)
Audit Fees	13,322	12,935
Audit-Related Fees	1,554	1,498
Tax Fees	2,623	1,401
All Other Fees	—	—
Total Fees	17,499	15,834

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to Ms. Maura A. Smith, or visit us on our Web site, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees—These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audit, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees—These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees—These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

Public Policy and Environment Committee

Current Members

John F. Turner (Chair)

David J. Bronczek

Lynn Laverty Elsenhans

Stacey J. Mobley

Four Meetings in 2009

Attendance Rate

88 percent

All Members are Independent

Executive Committee

Current Members

John V. Faraci (Chair)

John L. Townsend, III

John F. Turner

William G. Walter

J. Steven Whisler

No Meetings in 2009

Management Development and Compensation Committee

Current Members

William G. Walter (Chair)

Samir G. Gibara

Alberto Weisser

J. Steven Whisler

Five Meetings in 2009

Attendance Rate

95 percent

All Members are Independent

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior management, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including the Code of Ethics, and charitable and political contributions.

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board and the chair of each Board committee is a member of the Executive Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for overseeing our overall compensation programs and approving compensation of our senior vice presidents. The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations. The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion and Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring that we have in place policies and programs for the development of senior management and senior management succession. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior vice presidents or the CEO.

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior management, who regularly attend the meetings. An executive session without management present is held at each meeting.

The committee’s independent compensation consultant, James F. Reda of James F. Reda & Associates, LLC (“Mr. Reda”), regularly attends meetings and, from time to time, Towers Watson & Co. (previously known as Towers Perrin, “Towers”), the Company’s compensation consultant, also may attend.

Role of Independent Consultants. The committee has authority to retain and approve fees and other terms of engagement for consultants to assist in the evaluation of the compensation for senior vice presidents and above. The committee has sole authority to terminate the committee’s consultant. The performance of, and fees paid to, the consultant are reviewed annually by the committee. The committee has retained Mr. Reda as the independent compensation consultant to the committee since early 2004. The consultant reports directly to the committee, and does not provide services to management of the Company. The consultant is expected to achieve the following objectives:

•	Attend meetings of the Management Development and Compensation Committee as requested;

•	Acquire adequate knowledge and understanding of our compensation philosophy and rewards programs;

•	Provide advice on the direction and design of our executive compensation programs;

•	Provide insight into the general direction of executive compensation within Fortune 100 companies; and

•	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of ongoing issues.

Role of Executive Officers and Management in Compensation Decisions. The committee works closely with Mr. Faraci, who makes recommendations concerning the strategic direction of our compensation programs. Mr. Faraci is assisted by our senior vice president, human resources and communications, who is responsible for program design, and by our senior vice president, general counsel and corporate secretary, who provides legal advice.

Each year, the CEO provides an annual performance assessment and compensation recommendation to the committee for each senior vice president. Following a review of these recommendations, the committee either approves or modifies the compensation recommendation as they deem appropriate. The compensation of the CEO is recommended by the committee for approval by the independent members of the Board following a self-assessment by the CEO and a year-end performance review led by the committee in a process organized by the Presiding Director.

Assessment and Management of Compensation-Related Risk. In 2009, in light of the increased focus on identification of any compensation-related risks, the committee, in consultation with Mr. Reda, completed a risk assessment of the Company’s compensation programs. The committee has added this annual risk assessment to its recurring agenda. The committee evaluated a series of analytical questions, including those recommended by the Center On Executive Compensation. The questions were designed to assess programmatic risk, including compensation mix, plan design, performance metrics, relationship between performance and plan payout, officer stock ownership requirements, severance and change-in-control provisions. Based on this evaluation, the committee concluded that our programs appropriately align compensation with long-term shareowner value creation and avoid short-term rewards for decisions that could pose long-term risks to the Company as a result of the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted towards short-term performance at the expense of long-term value creation;

•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;

•

Our long-term incentive compensation is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

•	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;

•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option repricing.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to “Transactions with Related Persons,” below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules (specifically, any transaction involving us in which (i) the amount involved exceeded $120,000 and (ii) a related person had a direct or indirect material interest).

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We will disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the general counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The general counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the general counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions in 2009. We had no related person transactions in 2009.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to Ms. Smith.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and certain officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2009, except as follows: (i) the Form 4 for Mr. Mark Sutton, senior vice president, and for Mr. Michael Balduino, senior vice president (retired), filed on January 2, 2009, were amended on February 17, 2009 and February 18, 2009, respectively, to reflect additional shares of restricted stock granted to them under our 2009 Performance Share Plan as a result of their respective prorated promotional increases in 2009 that were inadvertently omitted; and (ii) the Company filed a Form 4 on March 23, 2009, to report a stock purchase by Mr. Weisser, a member of our Board, on March 13, 2009.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our compensation program should:

•

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group listed in the Compensation Discussion & Analysis section of this proxy statement;

•	Align the interests of our directors with the interests of our executives and shareowners;

•	Attract and retain top director talent;

•	Focus on stewardship; and

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our directors are required to own a significant equity stake in the Company of at least 10,000 shares of common stock or restricted stock units. Directors have until March 2011, or, in the case of newly elected directors, five years from the date of their election, to meet the ownership requirement. We believe this helps align the interests of our directors with the interests of our shareowners. As of December 31, 2009, all directors required to meet the ownership levels held the requisite number of shares.

Elements of Our Director Compensation Program

For 2009, compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity;

•	Committee chair fees and an Audit and Finance Committee member fee, if applicable; and

•	Life, business travel accident, and liability insurance.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our Compensation Comparator Group. Our practice is to target our director compensation at the median of our CCG so that we can effectively compete for top director talent.

We did not increase the fees paid to our directors in 2009. The 2009-2010 director fees are shown in the table below.

Annual Compensation

The annual retainer fees for the May 2009 – April 2010 performance year are shown below. A director’s annual compensation is $200,000, 40 percent of which is paid as a cash retainer fee and 60 percent of which is paid as an equity retainer fee.

Non-employee directors may elect to convert all or one-half of their $80,000 cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. For 2009, five of our directors elected to receive stock in lieu of all or one-half of their cash retainer fee and received the applicable premium.

Non-employee directors may elect to defer receipt of their equity retainer fee until January of the calendar year following retirement. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. For 2009, four of our directors elected to defer payment of all or a portion of their equity compensation until retirement.

Elections with regard to form of payment and deferrals are made in December of each year for the upcoming May – April performance year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $120,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are valued as of December 31 of the year of the director’s retirement.

In addition, each committee chair receives a fee for his or her service as a chairperson. For 2009, Mr. Townsend, Mr. Turner, Mr. Walter and Mr. Whisler each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2009, Ms. Elsenhans, Mr. Gibara, Mr. Walter and Mr. Weisser each received an Audit and Finance Committee member fee.

Type of Fee	2009-2010 Fee Amount

Board Fees
Cash Retainer	$80,000

Equity Retainer	$120,000

Committee Fees
Audit and Finance Committee Chair	$25,000

Audit and Finance Committee Member	$10,000

Management Development and Compensation Committee Chair	$15,000

Governance Committee Chair	$15,000

Public Policy and Environment Chair	$10,000

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $5.5 million. The primary underwriters of coverage, which was renewed in 2009 and extends to June 15, 2010, are XL Specialty Insurance Company and Federal Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe that our director compensation program effectively compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown below.

Our Director Pay Principles	Our 2009 Director Pay Policies and Practices

☑ Target compensation at median of CCG	• Compensation for 2009-2010 remained in line with general market practice • Maintained mix of cash and equity that is in line with CCG

☑ Align the interests of our directors with the interests of our executives and shareowners	• Paid 60 percent of compensation in the form of equity so that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Focus on stewardship	• Continued to pay annual retainer rather than per-meeting fees

☑ Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2009 compensation for non-employee directors. This table shows fiscal year 2009 compensation based on the SEC’s compensation disclosure requirements. Since we pay our directors on a May – April performance year, the amounts in the table below show differences among directors because (i) each director makes individual elections to receive his or her fees in cash and/or equity; (ii) each director makes individual elections to defer compensation; (iii) certain directors receive committee chair fees and/or member fees; and (iv) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Bronczek	26,667	168,012	34,370	229,049
Lynn Laverty Elsenhans	60,000	120,007	35,453	215,460
Samir G. Gibara	90,000	120,007	41,064	251,071
Stacey J. Mobley	40,000	168,012	5,267	213,279
John L. Townsend, III	105,000	120,007	23,671	248,678
John F. Turner	90,000	120,007	28,235	238,242
William G. Walter	—	241,010	51,925	292,935
Alberto Weisser	—	226,009	39,310	265,319
J. Steven Whisler	—	231,004	15,735	246,739

(1) As described above, certain directors who have elected to receive shares of restricted stock in lieu of cash show no cash compensation during 2009.

(2) The value of stock awards shown in the “Stock Awards” column is based on grant date fair value as required by the SEC under Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the day prior to grant of the equity award.

Directors who elect to defer their equity retainer fee until death, disability or retirement receive RSUs, rather than restricted stock.

Restrictions on shares awarded to our directors under our current compensation plan lapse one year from issuance, and then are freely transferable, subject to our director stock ownership requirement and securities regulations. As of December 31, 2009, only Mr. Gibara holds shares of Company stock that were awarded under our previous compensation plan. Mr. Gibara may not sell shares awarded under that plan until retirement, disability or death. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2009, for each non-employee director.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested (#)
David J. Bronczek	15,735
Lynn Laverty Elsenhans	25,811
Samir G. Gibara	33,562
Stacey J. Mobley	11,700
John L. Townsend, III	8,357
John F. Turner	8,357
William G. Walter	47,789
Alberto Weisser	30,260
J. Steven Whisler	28,642
Total	210,213

(3) A breakdown of the amounts shown in the “All Other Compensation” column for 2009 for each non-employee director is set forth in the following table:

Name of Director	Annual Expense of Charitable Award Program (closed) ($) (a)	Dividends Earned ($) (b)	Corporate Aircraft ($) (c)	Total ($) (d)
David J. Bronczek	15,184	19,186	—	34,370
Lynn Laverty Elsenhans	15,184	20,269	—	35,453
Samir G. Gibara	15,184	25,880	—	41,064
Stacey J. Mobley	—	5,267	—	5,267
John L. Townsend, III	15,184	1,789	6,698	23,671
John F. Turner	15,184	13,051	—	28,235
William G. Walter	15,184	36,741	—	51,925
Alberto Weisser	15,184	24,126	—	39,310
J. Steven Whisler	—	15,735	—	15,735

(a) With regard to the annual expense of our charitable award program, we determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2009, the aggregate accrued liability increased by $121,473.39, which was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards.

(b) Directors earn dividends on their shares of restricted stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is paid. The amount shown represents the value of dividends earned, whether in cash or in stock. Directors who have accumulated a greater number of shares or RSUs will earn a greater number of dividends.

(c) Represents the aggregate incremental cost to the Company of personal travel on Company aircraft by Mr. Townsend. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering.

(d) The total column represents the sum of columns (a) through (c), and is shown in column (3) of the 2009 Non-Employee Director Compensation Table, above. The amount shown does not include the de minimis cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy.

Executive Compensation

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

The CD&A describes our compensation practices and decisions of the Management Development & Compensation Committee (the “Committee”) of the Board of Directors at International Paper. The CD&A focuses specifically on compensation earned during 2009 by our CEO, CFO and others comprising the top six most highly compensated executives, collectively referred to as our named executive officers (“NEOs”). Our NEOs, as well as other Senior Vice Presidents of the Company, are members of the Company’s Senior Lead Team (“SLT”).

The Committee approves the design and execution of the Company’s executive compensation programs as outlined in this CD&A, including determination of benchmark targets, performance metrics, peer groups and the composition and variability of pay of the SLT. The Committee recommends compensation of the CEO to the independent members of our Board for their approval.

The Committee relies on Mr. Reda, its independent, external compensation consultant, to inform its decision-making process. Mr. Reda works exclusively for the Committee and provides no services to the Company. Management retains Towers to provide benchmarking data, overall program design recommendations, and regular services associated with implementation of executive compensation programs.

Our compensation programs are designed to attract, retain and motivate superior employees. Our programs are built around two fundamental principles:

Compensation Principles	Rationale
Pay for performance	To reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure a profitable future
Pay at risk	To place greater emphasis on variable compensation that is linked to Company performance rather than on fixed compensation

As you read this CD&A, we believe you will recognize several key attributes of our executive compensation program:

•

Our long-term incentive compensation program – which represents the greatest percentage of SLT members’ compensation – is based entirely on the Company’s financial performance measured against external metrics.

•

We do not offer employment agreements to our executives that guarantee compensation levels or continued employment (with the exception of one SLT member who is not a U.S. citizen and has a letter of understanding in connection with his expatriate assignment).

•	We maintain strict governance controls, which include a thorough Committee review process that evaluates risk as it pertains to our compensation plans and programs.

2009 Highlights

In 2009, International Paper managed through one of the worst recessions in over 70 years. The Company and its leaders performed well given the challenging economic environment. We generated record free cash flow from operations, enabling us to reduce long-term debt by $3.1 million while increasing cash balances by approximately $800 million. Furthermore, the realization of integration synergies in our U.S. industrial packaging business and overhead reduction initiatives across the Company position International Paper to benefit from a lower cost profile in future years.

Below are highlights of some of the compensation-related decisions implemented in 2009:

•

Shareowners approved the 2009 Incentive Compensation Plan for awards of equity and cash-based incentive compensation, including awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This new incentive plan was designed to meet many of the best practices and preferences of our institutional shareowners and the voting guidelines of RiskMetrics Group.

•

The 2009 Incentive Compensation Plan includes a new performance metric, free cash flow, which relates to the annual cash incentive plan for approximately 3,000 employees. This metric, described in greater detail in this section, incentivizes our employees to focus on maximizing free cash flow before dividends.

•	We amended our non-qualified supplemental retirement plan to improve internal equity among participants and facilitate effective succession planning.

•

At the Committee’s request, the Company completed a formal, comprehensive risk analysis of the Company’s compensation plans and programs, which the Committee used to assess the level of risk associated with these plans and programs. The Committee has added an annual risk assessment to its recurring agenda to ensure that it continues to factor its analysis of risk into our plan designs going forward.

How We Design Our Executive Compensation Programs

Peer Group Benchmarking. The Committee benchmarks our programs against certain companies referred to as our Compensation Comparator Group (“CCG”) to assure that our programs are competitive. Selection of our CCG, shown here, is based on the following criteria:

•	Annual revenue;

•	Geographic presence;

•	Business complexity;

•	Labor market for executive talent; and

•	Publicly traded stock.

The Committee and its consultant conduct an annual compensation review comparing the pay levels of our SLT to comparable positions of our CCG, using the data provided by Towers. Towers collects data relative to total direct compensation (base salary, short-term incentive compensation and long-term incentive compensation). The Committee targets total direct compensation at the median level (50th percentile) of our CCG.

The annual compensation review serves as a basis for the Committee to set compensation levels for the SLT for the upcoming year, and to recommend compensation of the CEO to the independent members of the Board for their approval.

Individual compensation can and will vary from benchmark medians based on factors such as:

•	Position scope and responsibilities;

•	Individual performance; and

•	Internal equity.

2009 Compensation Comparator Group	Fiscal Year End	Revenue (in billions)
Dow Chemical Company	Dec-08	$57.5
Bunge Limited	Dec-08	$52.6
Caterpillar Inc.	Dec-08	$51.3
Lockheed Martin Corp.	Dec-08	$42.7
Hess Corp.	Dec-08	$41.1
Honeywell International Inc.	Dec-08	$36.6
FedEx Corp.	May-09	$35.5
E.I. DuPont de Nemours & Co.	Dec-08	$31.8
Johnson Controls, Inc.	Sep-09	$28.5
Schlumberger Limited	Dec-08	$27.2
Alcoa Inc.	Dec-08	$26.9
3M Company	Dec-08	$25.3
Occidental Petroleum	Dec-08	$24.5
United States Steel Corp.	Dec-08	$23.8
Emerson Electric Company	Sep-09	$20.9
Goodyear Tire & Rubber Company	Dec-08	$19.5
Kimberly-Clark Corp.	Dec-08	$19.4
Whirlpool Corp.	Dec-08	$18.9
Xerox Corp.	Dec-08	$17.6
Eaton Corp.	Dec-08	$15.4

25th Percentile		$20.6
50th Percentile		$27.0
75th Percentile		$37.7
90th Percentile		$51.4

International Paper Company	Dec-08	$24.8
IP Percent Rank		39.1%
IP Rank		13 out of 21

2009 Total Target Compensation Mix. The charts below demonstrate our commitment to pay-for performance for our NEOs. For 2009, 87 percent of our CEO’s target compensation and, on average, 77 percent of other NEOs’ target compensation, was based on performance and therefore at-risk. Base salary comprised 13 percent of the CEO’s target compensation and, on average, 23 percent for the other NEOs.

How and Why We Chose Our Performance Metrics. From time to time, the Committee evaluates the appropriateness of our performance metrics, and makes adjustments as business needs warrant. In light of economic conditions in 2009, the Committee replaced absolute ROI, defined below, as a performance metric under our annual cash incentive plan with a performance metric that reflected the Company’s focus on generating free cash flow. The Committee believed that placing a priority on maximizing free cash flow was important to the Company’s success in 2009. Our 2009 incentive plans continue to be designed to reward performance against well-recognized and readily discernable metrics:

•	Return on Investment (“ROI”)[1] relative to our ROI peer group,

•	Total Shareowner Return (“TSR”)[2] relative to our TSR peer group, and

•	New for 2009: Free Cash Flow.[3]

2009 ROI PEER GROUP

Domtar Inc.

MeadWestvaco Corp.

M-Real Corp.

Mondi Group

Packaging Corporation of America

Smurfit Kappa Group

Smurfit-Stone Container Corp.

Stora Enso Corp.

Temple-Inland, Inc.

UPM-Kymmene Corp.

2009 TSR PEER GROUP

Alcoa Inc.

AbitibiBowater Incorporated

Domtar Inc.

Dow Chemical Company

E.I. DuPont de Nemours & Co.

MeadWestvaco Corp.

M-Real Corp.

Mondi Group

Norske Skog

Packaging Corporation of America

S&P 100 Index

S&P Basic Materials Index

Sappi Limited

Smurfit Kappa Group

Stora Enso Corp.

Svenska Cellulosa Aktiebolaget (SCA)

Temple-Inland, Inc.

United States Steel Corp.

UPM-Kymmene Corp.

Weyerhaeuser Company

ROI measures a company’s profitability, and is an indicator of a company’s ability to use its assets and resources to generate returns on invested capital. The concept of ROI is well understood within the Company, by our shareowners, and by the investment community at large. It is also relevant as a common measure of profitability among our industry-specific global competitors.

TSR reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time. Our relative TSR position or rank reflects how our stock performed during a specific interval versus our TSR Peer Group.

Free Cash Flow is a measure of a company’s ability to generate cash and is an important indicator of a stock’s value. Generating free cash flow allows us to maintain our assets, make investments or acquisitions, pay dividends, and reduce debt.

We evaluate our relative performance based on peer groups because we recognize that our shareowners have the opportunity to invest in many companies and that we are competing for investment dollars.

Peer Group	Rationale
ROI Peer Group	Consists of global industry competitors
TSR Peer Group

Consists of:

•   broader cross-section of basic materials companies

•   companies engaged in global manufacturing and capital-intensive industrial businesses

•   composite performance of specific indexed companies

1 For purposes of the incentive compensation plans discussed here, ROI is calculated as after-tax operating earnings (including both earnings from continuing and discontinued operations up through the date of sale) before the impact of special items, divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, asset impairments, restructuring costs, changes in pension funding, significant out-of-period or “one-off” items. Income received due to Alternative Fuel Mixture Tax Credits is excluded from the calculation of ROI for purposes of determining achievement of the ROI metric because we have classified it as a special item. We calculate International Paper’s ROI and our peer companies’ ROI using the same methodology.

2 For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

3 For purposes of the incentive compensation plans discussed here, Free Cash Flow is calculated as Cash Flow before Dividends (but including special items and discontinued operations) as shown in the Company’s Statement of Cash Flow as “Cash provided by operations” less “Invested in capital projects.” Cash received from the Alternative Fuel Mixture Tax Credits is excluded in the calculation of Free Cash Flow for purposes of determining achievement of the Free Cash Flow metric.

Elements of Our Executive Compensation Programs

Overview

We will now explain in more detail the elements of and rationale for each element of compensation paid to the SLT. Compensation of each NEO is described under “NEO Compensation.”

Total Direct Compensation

The Committee believes that maintaining a competitive level of total direct compensation allows us to attract, retain and motivate talented management. Total direct compensation is the combination of fixed and variable compensation. Other compensation elements, such as benefits, perquisites, severance and change-in-control compensation, is not part of total direct compensation, but the Committee reviews these additional elements of overall compensation to ensure that they are consistent with the Company’s goals of generating long-term shareowner value and treating our executives equitably.

Base Salary

Base salaries represent the only fixed portion of our SLT’s total direct compensation. Base salaries are targeted at the median (50 th percentile) of the CCG, and are then adjusted as appropriate in light of position scope and responsibilities; individual performance; and internal equity.

Annually, the Committee evaluates whether or not to award base salary merit increases. The Committee may also make market-based adjustments during the year if appropriate. During 2008 and 2009, in light of economic conditions, no SLT member received a merit increase, although several SLT members, including the CFO, received market-based adjustments. Effective in 2010, SLT members received base salary merit increases and/or market-based adjustments.

We believe maintaining a competitive level of fixed compensation allows us to attract and retain talented management.

Variable Compensation

Overview and How We Assess Performance

Variable compensation is also targeted at the median (50th percentile) of the CCG. Actual incentive compensation paid is directly tied to Company and individual performance achievement. Company performance is based on achievement of specific performance goals that are designed to drive improvement in key financial performance metrics, described below. We do not pay guaranteed bonuses.

Plan	Performance Period	2009 Performance Metrics	Notes
Management Incentive Plan	1 year	50% Free Cash Flow 50% ROI to Peers + 30% for ROI goal (see Note)	• 2,800 participants (rounded) • Award pool ranges from zero to 185% of target, with potential maximum of 215% if the Company achieves its 8% ROI goal
Performance Share Plan	3 years	Main Group 75% ROI to Peers 25% TSR to Peers Officer Group 50% ROI to Peers 50% TSR to Peers + 30% for ROI goal (see Note)	• 1,200 participants (rounded) • Payout ranges from zero to 200% of target, with potential maximum of 230% if the Company achieves its 8% ROI goal
Restricted Stock Award/Unit Program	Varies; typically 3-year vesting	Service-based vesting	• 17 participants • Used primarily for retention
Discontinued Programs
Stock Option Program	All options currently vested; 10-year term	Stock price appreciation	• Outstanding grants expire 2015
Executive Continuity Award Program	Vests upon attaining a specific age; typically age 58-65	Service-based vesting	• CEO has only outstanding grants

Annual Cash Incentive Plan (Management Incentive Plan or “MIP”)

Design Overview

The MIP is a performance-based plan designed to motivate employees to achieve our most critical short-term goals to improve our business performance. In 2009, the MIP award pool, as described below, was distributed among approximately 2,800 employees based on their respective position levels and individual performance.

Company Performance Metrics and Objectives

The Company continued its focus on relative ROI in the 2009 MIP. In addition, the Company replaced absolute ROI with free cash flow as a performance metric in order to focus management on improving the Company’s cash available for critical uses such as debt repayment. This was particularly important in light of the global recession and uncertain credit markets in 2009. The Committee believed that the combination of these two metrics would continue to focus management on improving the Company’s return on investment as well as its cash generation capabilities.

2009 MIP Company Performance Metrics	Weighted Percentage (as shown above)	Target Performance Objective
ROI rank against ROI Peer Group	50%	Rank of 5 of 11
Free Cash Flow	50%	$1.1 billion

Award Pool Calculation

Based on market data, each participant has a target award for his or her position level. The target MIP award is expressed as a percentage of the midpoint of the defined salary range for the position level. The total MIP award pool equals the sum of the target awards for all participants, multiplied by the Company’s performance achievement of the above metrics. The Committee reviews the year-end financial results and determines the final MIP award pool.

For 2009, the possible MIP award pool ranged from 0 to 185 percent of the aggregate targeted award amount, and could reach a potential maximum of 215 percent if the Company achieves ROI greater than or equal to 8 percent. This ROI goal was not achieved in 2009.

The Committee does not have discretion to adjust the award pool upward from the achieved Company performance, but may adjust the pool downward. At its February 2010 meeting, management reviewed the performance achievement under each metric and recommended a downward adjustment of the performance achievement for Free Cash Flow. From the approximately $4.0 billion of free cash flow generated in 2009, management recommended excluding, for purposes of calculating the Free Cash Flow performance achievement, the following sources of cash: (i) $1.7 billion in cash received by the Company from the U.S. federal government for qualifying certain of its facilities for the Alternative Fuel Mixture tax credit; (ii) $615 million related to lower working capital due to lower sales revenue; and (3) $211 million of cash received from the sale of certain accounts receivable in Europe. While the Committee recognized that management’s efforts resulted in qualifying the Company for receipt of the tax credits for the entire year, it concurred that this and the other two sources of cash were not contemplated when the 2009 plan was approved by the Committee. Consequently, the Committee reduced the performance achievement from 157.5 percent to 140 percent, resulting in a 2009 MIP award pool of $116,665,500.

Individual MIP Awards

For our officers, Company performance achievement determines 70 percent of their individual awards. Achievement of pre-established individual performance objectives determines the other 30 percent. The CEO has discretion to recommend an award above or below the calculated award in recognition of exceptional individual performance. MIP awards based on Company and individual performance achievement for each of our NEOs is described under “NEO Compensation.”

Long-Term Equity Incentive Plan (Performance Share Plan or “PSP”)

Design Overview

The PSP is a performance-based plan designed to attract, retain and motivate employees to drive long-term shareowner value. PSP awards were made to approximately 1,200 management-level employees in 2009 based on position level and satisfactory performance evaluations.

PSP shares are earned over a three-year performance period based on Company performance achievement in relative ROI and relative TSR. The Company’s performance achievement is measured using a segmented approach. There are four separate measurement periods within the three-year performance period: three one-year periods and one three-year period. One-quarter of each award is “banked” based on performance achievement approved by the Committee for each segmented measurement period. The “banked” shares, and dividends that accrue on those shares, are not paid until the end of the full three-year performance period. The Committee believes that using a segmented approach focuses management on long-term shareholder value creation, and avoids over-achievement or under-achievement over the three-year period caused by unusual circumstances, market conditions or actions of our peer group competitors in any one year. This segmented approach is shown graphically below.

Company Performance Metrics and Objectives

In 2009, the PSP continued to focus on ROI and TSR as shown below. Our officers’ awards are more heavily weighted in TSR compared to other employees’ awards because we believe that TSR should be their primary focus, thereby aligning their pay with the long-term interests of the Company and its shareowners.

2009-2011 PSP Company Performance Metrics	Officers: Weighted Percentage	All Other Employees: Weighted Percentage	Target Performance Objective
ROI rank against ROI Peer Group	50%	75%	Rank of 4 of 11
TSR rank against TSR Peer Group	50%	25%	Rank of 10 of 21

Payout Calculation

Based on market data, each PSP participant has a target award expressed as a number of shares for his or her position level. Company performance determines 100 percent of an individual’s PSP award. Possible payouts under the 2009-2011 PSP range from 0 percent to 200 percent of the targeted award amount, and could reach a potential maximum of 230 percent if the Company achieves ROI greater than or equal to 8 percent.

At the end of each three-year performance period, the Committee approves the Company’s final segmented performance achievement and payment of the PSP awards, including payment to the SLT. PSP awards, plus dividends, if any, are paid in February following the end of each three-year performance period.

The Committee does not have discretion to adjust the performance achievement upward for any segment, including the segment that represents the entire three-year period (Segment Four) but may adjust performance achievement downward in the event the Company experiences negative ROI or negative TSR. For the 2007-2009 PSP, Segment Four resulted in negative TSR, and consequently the Committee exercised its discretion, resulting in a 25 percent reduction to the percentage achieved for TSR for Segment Four for all participants including the CEO. In addition, in light of the Company’s overall performance over the three-year period, the CEO recommended and the Committee approved a further reduction of the CEO’s PSP payout from 134.4 percent to 118.75 percent.

Service-based Restricted Stock Awards and Restricted Stock Units (“RSAs” and “RSUs”)

Service-based RSAs and RSUs are used to retain key employees, recruit new employees, or recognize a significant promotion, but are granted infrequently. In fact, no RSAs have been granted to any NEO since 2003, when two awards were granted, one for recruitment and one for promotional recognition purposes. RSA and RSU vesting provisions are determined on a case-by-case basis in individual award agreements. Most RSA and RSU awards (i) vest after three or four years of service, or in the event of death, disability or change in control of the Company, and (ii) are forfeited if the participant terminates employment prior to vesting.

Discontinued Stock Option Program

We moved away from using stock options for officers in 2004 and for all employees in 2005, choosing to rely instead on performance-based equity under the PSP. Stock options were previously awarded annually, or semi-annually, by the Committee, with an exercise price equal to the closing price of our common stock on the date immediately preceding the date the grant was approved. Although no new stock options have been granted since 2005, the stock option program allows for reloads, with certain restrictions. Reloads are a benefit in which new stock options are granted each time a participant exercises stock options. All outstanding options expire under their own terms by 2015.

The NEOs and other eligible participants continue to hold previously awarded outstanding stock options as shown on the “Outstanding Equity Awards” Table. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves (other than in the event of death, disability or retirement eligibility), in which case the options expire immediately or within 90 days of termination, depending upon the year the stock options were granted. There are no holding requirements on stock acquired through the exercise of options.

Discontinued Executive Continuity Award Program (“ECAs”)

No ECAs have been granted since 2000, and we no longer grant awards under this program. We previously awarded ECAs to key executive officers to encourage employment through retirement. The CEO holds the only outstanding ECAs, described in the “Outstanding Equity Awards” Table.

Benefits and Perquisites

Health and Retirement Benefits

Health benefits are offered to all salaried U.S. employees. The Company pays a significant portion of the cost of health benefits for our salaried U.S. employees, with more highly compensated employees paying a greater portion of the cost than employees at lower compensation levels. We do not offer any supplemental health care benefits to the SLT.

Additionally, we believe that providing attractive retirement benefits helps the Company remain competitive in the market for top talent. We provide the following retirement benefits to our salaried U.S. employees, including the SLT:

•	Employees hired prior to July 1, 2004: retirement benefits under the Retirement Plan and the Pension Restoration Plan.

•	Employees hired on or after July 1, 2004: a retirement savings account funded by the Company through the Salaried Savings Plan and, if applicable, the Deferred Compensation Savings Plan.

We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the Internal Revenue Service (“IRS”) for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. In 2008, in connection with the reduction in the Company’s salaried workforce as a result of the Company’s cost reduction initiatives, we amended the Retirement Plan and Pension Restoration Plan to provide to eligible terminated employees an enhanced retirement benefit of three additional years of age and three additional years of service for eligibility and benefit calculation purposes. This program ended on October 30, 2009.

Members of the SLT may receive their non-qualified pension benefits under the Unfunded Supplemental Retirement Plan for Senior Managers, or SERP. We have offered the SERP since 1983, to recruit and retain senior and mid-career executives. Following the Committee’s review of the SERP in 2005, the benefit formula was reduced for all new entrants into the program after June 30, 2004. The Committee continues to review the market competitiveness of the formula for new entrants into the SERP.

In 2009, we amended the SERP to provide an enhanced retirement benefit of three additional years of age and three additional years of service for benefit calculation purposes (“Enhanced Retirement Program”) for any participant whose employment was involuntarily terminated prior to December 31, 2009 in connection with the cost reduction initiatives.

This Enhanced Retirement Program under our non-qualified SERP was consistent with the program offered to employees who retired on or before October 30, 2009, described above, and was implemented to encourage effective succession planning by offering the enhancement as an incentive to continue employment through December 31, 2009. Two of our NEOs, Mr. Brafford and Mr. Balduino, received the Enhanced Retirement Program upon termination of employment on December 31, 2009. The economic value was substantially equal to the amount they would have received had their employment terminated on or before October 30, 2009.

SERP participants become vested upon reaching age 55 with 5 years of service and, once vested, are eligible to receive their SERP benefit following retirement at the earlier of age 55 with 10 years of service or age 65 with five years of service.

Deferred Compensation Savings Plan

The Company maintains an unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) for eligible employees, which permits deferrals up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the IRS for the Salaried Savings Plan, which is our 401(k) plan. Deferred amounts are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Amounts deferred earn returns based on investment options modeled after the investment funds in the Salaried Savings Plan, as elected by the participant. Additional details regarding our DCSP follow the “Non-Qualified Deferred Compensation” Table.

SLT Perquisites

The Committee reviews our executive benefits periodically to ensure it remains consistent with market practice and equitable to both our shareowners and executives. Based on a 2008 review, many previously offered perquisites were found to be no longer consistent with these goals and were discontinued. The Company presently offers no perquisites to our SLT, except executive supplemental life insurance to members of the SLT as of January 1, 2008, and personal use of Company aircraft and a vehicle only for the CEO.

Discontinued Perquisites
Tax reimbursements (gross-ups) on perquisites (discontinued as of 1/1/2008)
Payment of country club dues (discontinued as of 1/1/2008)
Executive financial counseling (discontinued as of 1/1/2009)
Company matching contributions to educational institutions (discontinued as of 1/1/2009)

The Board has adopted a resolution that requires the CEO to use Company aircraft for business and personal travel whenever feasible; however, the CEO does not receive any tax gross-ups on the imputed income for personal use. The Company also provides the CEO with a Company vehicle driven by a security professional; however, the CEO reimburses the Company for the costs associated with any personal use. The methodology used for valuing the cost to the Company of personal use of a plane and vehicle is described in the “All Other Compensation” Table. The Board believes that these travel guidelines for the CEO are in the best interests of the Company and our shareowners because they provide a measure of security to our most senior executive officer and permit him to be available on short notice to attend to Company business when and where the need arises.

Additional information about the perquisites we provide to our NEOs may be found in the “All Other Compensation” Table.

Severance Plan and Board Severance Policy

Salaried Employee Severance Plan

SLT members participate in the same Salaried Employee Severance Plan that covers all salaried employees. The applicable formula provides a lump sum amount equal to two weeks’ salary for every year or partial year of service. Participants are required to sign a termination agreement acceptable to the Company in order to receive a severance benefit. We believe paying severance benefits is appropriate for employees who may be terminated through no fault of their own.

Board Policy on Severance Agreements with Senior Officers

In rare situations, the Board may approve a severance payment in addition to the Salaried Employee Severance Plan. However, this supplemental severance is limited by our 2005 Board policy. Under this policy, the maximum severance, including the calculated payment under the Salaried Employee Severance Plan, may not exceed two times current (i) base salary plus (ii) target MIP. This does not include other earned benefits that may be payable, such as restricted stock, PSP, retirement benefits, or post-termination benefits that are available to a larger class of employees, such as continued medical and dental benefits. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Two of our NEOs, Mr. Brafford and Mr. Balduino, received severance in 2009 in accordance with this Board policy.

Change in Control Agreements

Our Board believes that maintaining change in control agreements is a sound business decision that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is only available to the SLT, except for those vice presidents grandfathered in the program as of February 2008. We believe that this program aligns executive and shareowner interests by enabling senior management to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

Each member of the SLT is covered by the same form of agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed.

As shown in greater detail in the “Potential Payments Upon Change in Control” Table, our change in control agreements provide the following benefits to the SLT only in the event of a termination of employment within two years of a change in control of the Company. The following benefits are payable only if both a change in control and termination of employment occur (“double trigger” benefits). For each participant, the following benefits apply:

•	Cash severance payment equal to three times the sum of base salary plus target MIP;

•	Prorated MIP for the year of termination of employment;

•

If the executive became a participant in the SERP prior to July 1, 2004, an enhanced SERP benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP benefit that would be paid absent a change in control but with three additional years of service and age. If the executive became a participant in the SERP after July 1, 2004, a Pension Restoration Plan benefit that would be paid absent a change in control but with three additional years of service and age.

•	Medical and dental insurance for three years, and retiree medical coverage, if eligible; and

•

The executive will be reimbursed for the federal excise tax of 20 percent imposed on his/her aggregate change in control payment pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). However, the change in control agreement is designed to avoid requiring payment of this excise tax by automatically reducing the amount an executive will receive to the Code’s statutory maximum of three times base and MIP (five-year average) when payment is less than 115 percent of this statutory maximum.

The following benefits are payable upon a change in control and do not require termination of employment.

•	PSP shares vest and are paid at actual (for banked segments) or target (for open periods);

•	Service-based restricted stock (including executive continuity awards) vests and becomes unrestricted; and

•	SERP benefits vest and the minimum benefit increases from 25 percent of compensation to 50 percent of compensation for those SERP participants who were in the SERP prior to July 1, 2004.

Our plan is designed to ensure that executives receive the benefit of their efforts prior to a change in control and, in light of the difficulty in determining performance achievement in relative metrics for our PSP program following a change in control of the Company, the plan provides for payment of banked PSP segments (at actual achievement) and open PSP segments (at target). Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

NEO Compensation

Overview

Individual performance is measured against pre-established, written objectives that incorporate both qualitative and quantifiable measures. In this way, measurement of individual performance differs from measurement of Company performance.

The CEO develops his or her annual objectives with the Committee in accordance with procedures established by the Board’s Presiding Director. The Committee reviews CEO performance throughout the year, and conducts a mid-year and year-end performance assessment. Similarly, each of our other NEOs develops his or her respective written performance objectives with the CEO. The CEO reviews the performance of each member of the SLT, including the NEOs, and discusses their respective performance with the Committee at least annually.

Based on the annual performance evaluation, the CEO, in consultation with the SVP, Human Resources and Communications, recommends to the Committee the base salary increase and annual incentive award for each SLT member. Ultimately, the Committee takes into account the CEO’s assessments and recommendations, as well as input from the Committee’s compensation consultant, in approving an SLT member’s total direct compensation.

We do not have an established policy regarding the ratio of total direct compensation of the CEO as compared to other NEOs. We believe that internal equity is one of many variables that should be taken into consideration when making pay decisions regarding our SLT. We review each element of an executive’s compensation and the compensation mix to ensure that they are reasonable and fair based on size of business and complexity of the job responsibilities. The difference that exists between the CEO’s compensation and our other NEOs is based on the complexity of the CEO’s responsibilities for the global enterprise, including his role in leading the strategy and direction of the Company. We continue to review internal compensation equity as well as market practices to ensure appropriateness of all elements of our program.

2009 Targeted Compensation Mix versus 2009 Actual Compensation

The significance we place on at-risk, performance-based compensation is illustrated in the individual graphs for each NEO below. We show the mix of 2009 target total direct compensation based on our compensation review of comparable positions within our CCG companies in the first column titled “Target.” Included in this “Target” column are 2009 targeted base salary and MIP, and the target value of the 2007-2009 PSP granted in 2007. The second column titled “Actual” shows 2009 actual compensation paid to each NEO (2009 base salary, 2009 MIP paid in February 2010, and 2007-2009 PSP paid and valued in February 2010). While the “Actual” amounts used for base salary and MIP are the same amounts shown in the Summary Compensation Table, the equity award shown in the Summary Compensation Table is the grant date fair value of the 2009-2011 PSP in accordance with the SEC’s disclosure regulations.

As previously described, the Committee, with input from its consultant, uses the CCG data in the annual compensation review as a guideline to set total direct compensation levels of each member of the SLT, targeted at the median level (50th percentile), then adjusted based on individual performance, position scope and responsibilities, and internal equity. The Company may recommend market adjustments as needed from time to time to ensure that SLT pay remains competitive.

In the compensation review used to establish 2009 total direct compensation levels, the target total direct compensation of the NEOs fell within 20 percent (above or below) of the CCG median, with the exception of our CFO, who was substantially below the median. As described in greater detail below, the Company recommended, and the Committee approved, specific adjustments to pay levels in 2009 and 2010 to ensure that compensation levels of the NEOs remained competitive.

CEO Compensation

Our CEO is John V. Faraci. Mr. Faraci has over 35 years of service with the Company. His individual objectives are developed in conjunction with the Board at the beginning of each year. These objectives are high-level goals around results, leadership, strategy and people development. In accordance with a process organized by the Presiding Director, Mr. Faraci’s performance as Chairman and CEO is reviewed semi-annually by the Committee and reported to the independent members of our Board. The Committee utilizes these performance assessments when recommending his annual incentive award and base salary merit increase to the Board.

Base Salary : Mr. Faraci’s base salary has remained at the same level since April 2007 in light of the economic downturn. Effective April 2010, the Board approved a base salary merit increase for Mr. Faraci of 5 percent.

Variable Compensation: Mr. Faraci received variable compensation under our 2009 MIP. Mr. Faraci’s 2009 MIP award of $2,727,400 was approved by the Board in February 2010 based on 2009 above-target Company performance and his outstanding individual performance. Overall, the Committee concluded that Mr. Faraci’s exceptional leadership resulted in the Company achieving better than expected financial results in 2009 and positioned the Company to execute well when the economy improves in 2010 and beyond. Some of his significant accomplishments in 2009 considered by the Committee in determining his incentive compensation for 2009 include the following:

•	Excellent balance sheet management in light of significant liquidity challenges, including:

o	development and execution of contingency plans to respond, as appropriate, to a severe and prolonged recession;

o

generation of record free cash flow that enabled the Company to reduce total debt by approximately $3.1 billion, and to repay more than 50 percent of incremental debt incurred in 2008 to acquire the Weyerhaeuser industrial packaging business; and

o	refinancing and extending the maturities of $2.75 billion of near-term debt;

•	Achievement of more merger benefits than planned, and faster than planned, from the acquisition of Weyerhaeuser’s packaging business, and improved the combined business’ profitability;

•

Record improvements in manufacturing operations and cost reductions, and carefully executed capital spending at significantly lower levels than planned while making complex decisions to reduce our manufacturing capacity to meet declining customer demand;

•	Record safety performance with continued year over year reductions in lost time accidents;

•

Reorganization of the Company’s senior leadership team and implementation of a multi-year development plan for senior leaders and newly-appointed officers, consistent with the Company’s global growth platform and succession planning; and

•	Fostered positive relationships with our joint venture partners, significant customers, government officials and investors around the world, to facilitate the Company’s long-term growth strategy.

With respect to the long-term equity incentive compensation, as previously described, the Committee reduced the performance achieved for TSR in Segment Four of the 2007-2009 PSP by 25 percent for all participants, including Mr. Faraci. In light of the Company’s overall performance over the three-year period, Mr. Faraci recommended, and the Committee approved, a further reduction to his 2007-2009 PSP payout from 134.4 percent to 118.75 percent.

The chart below compares Mr. Faraci’s 2009 actual compensation paid against 2009 targeted compensation levels for base salary and short-term cash incentive compensation, and the 2007 targeted compensation for the long-term equity portion.

CFO Compensation

Our CFO is Tim S. Nicholls. Mr. Nicholls has over 18 years of service with the Company. Mr. Nicholls has served as our CFO since December 2007. Based on our review of 2009 and 2010 compensation levels, the Committee increased Mr. Nicholls’ targeted total direct compensation to be more in line with compensation paid to CFOs at companies within our CCG and to reflect his increased experience.

Base Salary: In 2008, Mr. Nicholls’ base salary was substantially below market levels. Accordingly, Mr. Nicholls received a market adjustment to his base salary of 10 percent in January 2009. In January 2010, he received a 19 percent increase in his base salary, reflecting his promotion in recognition of his increased experience in the role of CFO and taking into account comparable CFO compensation levels.

Variable Compensation: In February 2010, the Committee approved Mr. Nicholls’ 2009 MIP award of $780,000 based on 2009 above-target Company performance and outstanding individual performance. Some of his accomplishments considered by the CEO and the Committee include the following:

•

Successfully refinancing the Company’s lines of credit in the U.S. and in Europe to improve liquidity, despite tight credit markets; completing three bond transactions to refinance and extend the maturity of $2.75 billion of near-term debt; and

•	Successfully leading a Company-wide, systematic cost savings initiative, resulting in more than $600 million in savings.

The chart below compares Mr. Nicholls’ 2009 actual compensation paid against targeted compensation levels.

Carol Roberts’ 2009 Compensation

Ms. Carol Roberts has over 28 years of service with the Company. She leads our industrial packaging business. Based on our compensation review for 2010 compensation levels, Ms. Roberts’ targeted total direct compensation was increased to reflect market levels for the comparable position at companies within our CCG and to reflect her expanded responsibilities.

Base Salary: Ms. Roberts’ base salary remained at the same level from August 2008 until January 2010, when she received a salary increase of 25 percent to reflect market levels for comparable positions at companies within our CCG and to reflect her promotion in recognition of her expanded responsibilities for a significantly larger industrial packaging business following the acquisition of Weyerhaeuser’s industrial packaging business.

Variable Compensation: In February 2010, the Committee approved Ms. Roberts’ 2009 MIP award of $800,000 based on 2009 above-target Company performance and outstanding individual performance. Some of her accomplishments considered by the CEO and the Committee include the following:

•	Achieving outstanding integration and results from the merger of the industrial packaging businesses acquired from Weyerhaeuser – more benefits achieved faster than planned;

•

Delivering, through excellent leadership, planning, capacity management, strong operations, and execution at all levels of the organization, the strongest EBITDA margins in the industry among relevant peer groups; and

•	Developing strategic plans for the future of the North American industrial packaging business and successfully developing business leaders.

The chart below compares Ms. Roberts’ 2009 actual compensation paid against targeted compensation levels.

Maura Smith’s 2009 Compensation

Ms. Maura Abeln Smith has seven years of service with the Company as general counsel and corporate secretary, in addition to 20 years of prior experience as a general counsel and a partner in private practice. She is also responsible for overseeing the Company’s global government relations.

Base Salary: Ms. Smith’s base salary has remained at the same level since April 2007 due to economic conditions. Effective April 2010, Ms. Smith received a base salary merit increase of 4 percent and a market adjustment of 3.6 percent to reflect her experience in the role of general counsel and corporate secretary, as well as her leadership role overseeing the Company’s global government relations organization.

Variable Compensation: In February 2010, the Committee approved Ms. Smith’s 2009 MIP award of $700,400 based on 2009 above-target Company performance and outstanding individual performance. Some of her accomplishments considered by the CEO and the Committee include the following:

•

Successfully restructured the legal department and continued to reduce total costs, resulting in top-quartile performance compared to companies of similar size and complexity, while maintaining the highest quality legal services;

•	Led the Company through sensitive and complex litigation and regulatory matters, with favorable results;

•	Developed strong legal team leaders and processes to address emerging issues and heightened enforcement trends;

•	Provided valued advice to the Chairman and CEO on strategy, liquidity matters, transactions and government relations, as well as being a good, trusted advisor on governance and disclosure matters; and

•	Provided effective, trusted counsel to Board members.

The chart below compares Ms. Smith’s 2009 actual compensation paid against targeted compensation levels.

Wayne Brafford’s 2009 Compensation

Mr. Wayne Brafford had 35 years of service with the Company and was eligible for early retirement upon termination of his employment on December 31, 2009. For the past five years he led our printing and communications papers business.

Base Salary: Mr. Brafford’s base salary remained at the same level from April 2007 due to economic conditions.

Variable Compensation: In February 2010, the Committee approved Mr. Brafford’s 2009 MIP award of $585,000 based on 2009 above-target Company performance and individual performance. Some of his accomplishments considered by the CEO and the Committee include the following:

•	Successfully executed on printing and communications papers’ capacity management strategy;

•	Outstanding leadership in mill operations, cost reductions, and talent management, ensuring a smooth transition upon termination of his employment; and

•	Maintained and developed relationships with key customers.

The chart below compares Mr. Brafford’s 2009 actual compensation paid against targeted compensation levels.

Mr. Brafford received severance in accordance with the limits of the Board’s severance policy upon termination of his employment, which amount is reflected in the Summary Compensation Table for 2009.

Michael Balduino’s 2009 Compensation

Mr. Michael Balduino had 18 years of service with the Company and was eligible for early retirement upon termination of his employment on December 31, 2009. He led our consumer packaging business.

Base Salary: Mr. Balduino’s base salary remained at the same level from April 2006 due to economic conditions.

Variable Compensation: In February 2010, the Committee approved Mr. Balduino’s 2009 MIP award of $344,300 based on 2009 above-target Company performance and individual performance. Some of his accomplishments considered by the CEO and the Committee include the following:

•	Achieved strong earnings in the consumer packaging business;

•	Achieved record earnings in the foodservice business; and

•	Led restructuring efforts for several businesses and ensuring a smooth transition upon termination of his employment.

The chart below compares Mr. Balduino’s 2009 actual compensation paid against targeted compensation levels.

Mr. Balduino received severance in accordance with the limits of the Board’s severance policy upon termination of his employment, which amount is reflected in the Summary Compensation Table for 2009.

Other Compensation Related Matters

Officer Stock Ownership Requirements

All of our officers are expected to hold shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position level:

Chief Executive Officer	5x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

Officers are expected to meet the ownership requirements within four years of election, appointment or promotion. Stock ownership is reviewed annually by the Committee to assure compliance. As of December 31, 2009, all SLT members were in compliance.

With appropriate approval, an officer may be granted an exception to the stock ownership requirement for financial hardship. Additionally, the ownership requirements are suspended during the 12-month period preceding an announced retirement. An officer who is not in compliance and who has not obtained a waiver for hardship is prohibited from selling Company stock until the next annual ownership evaluation.

Clawback or Forfeiture of Incentive Awards

Both equity and cash-based incentive awards are subject to a clawback provision. Under this clawback provision, if our financial statements are required to be restated as a result of errors, omission, or fraud, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct that we recover all or a portion of an award from one or more participants with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more participants: (i) seek repayment; (ii) reduce the amount that would otherwise be payable under another Company benefit plan; (iii) withhold future equity grants, bonus awards, or salary increases; or (iv) take any combination of these actions.

In addition, both equity and cash-based awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company, or a deliberate disregard of the Company’s rules. Further, failure by a participant in our Supplemental Retirement Plan for Senior Managers to provide one-year’s notice of retirement may result in forfeiture of an equity incentive award.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with management employees to protect its confidential information and trade secrets from unauthorized use or disclosure. Each of our NEOs required to enter into a Non-Competition Agreement and a Non-Solicitation Agreement has done so. Violation of these agreements results in clawback or forfeiture of incentive compensation awards.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants to our employees in coordination with the release of material non-public information. The Company does not grant equity based on our stock price.

Annual equity grants (including pro rata grants for promotions and newly hired employees) under our Performance Share Plan are approved at the Committee’s meeting in December. Having a pre-determined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by the SVP, Human Resources and Communications. An award to an SLT member requires approval of the Committee (or by the Board for an award to the CEO).

Prohibition on Repricing

Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareowners.

Consideration of Accounting and Tax Implications

Share Utilization

Under the 2009 Incentive Compensation Plan approved by shareowners in May 2009, we reduced the number of shares available for grant from 26.6 million shares available for only stock options to 15.4 million available for any type of equity award, thereby reducing the potentially dilutive impact of our equity-based compensation programs. As of December 31, 2009, the total number of all equity awards previously issued plus all shares remaining available for grant is approximately 9.6 percent of all IP common shares outstanding (calculated on a fully diluted basis). As of December 31, 2009, the Company currently meets the RiskMetrics Group guidelines for the three-year average run rate.

Deductibility of Executive Compensation

The Committee considers the provisions of Internal Revenue Code Section 162(m), which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. PSP awards and stock options have historically been awarded under a shareowner approved plan and based on achievement of pre-established performance objectives. Beginning in 2009, annual cash incentive awards are also intended to qualify as performance-based compensation under Section 162(m). Accordingly, in 2009, each element of our NEOs’ incentive compensation was fully deductible by the Company.

Non-Qualified Deferred Compensation

The American Jobs Creation Act of 2004 revised the tax laws under Code Section 409A applicable to non-qualified deferred compensation plans or arrangements. This law affects the Pension Restoration Plan, the SERP, the Deferred Compensation Savings Plan, as well as our change in control agreements. We believe we have operated these plans and agreements in compliance with the final regulations under Code Section 409A.

Accounting for Stock-Based Compensation

The Company withholds PSP shares payable to a participant at the statutory minimum withholding rate to pay the participant’s federal income tax. SLT members may elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offer this option to our SLT, their PSP awards are considered “liability” awards for accounting purposes. This means that we remeasure the amount of the PSP liability at fair market value at each balance sheet date with the resulting income or expense recorded in the quarter.

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

Compensation Programs in 2010

In 2010, the Committee added absolute ROI as a third performance metric to the 2010 MIP plan design. In addition to continuing to focus our short-term incentive plan on Free Cash Flow and relative ROI, the Committee believes that adding absolute ROI as a third performance metric will further focus management on increasing profitability and generating returns on invested capital.

There are no changes to the performance measures under the 2010-2012 PSP. The Committee believes that relative ROI and relative TSR continue to be the appropriate measures for the Company’s long-term incentive plan. Based on the Committee’s compensation review used to establish 2010 targeted total direct compensation levels, the Committee approved 2010-2012 PSP awards for the NEOs with target values below the 2007 median levels of long-term incentive compensation for our CCG. Although the 2010 values are below the 2007 values, the number of PSP shares granted to the NEOs was increased in order to deliver the targeted compensation.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its proxy statement on Schedule 14A filed in connection with the Company’s 2010 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

William G. Walter, Chairman	J. Steven Whisler
Samir G. Gibara	Alberto Weisser

Additional Information about Our Executive Compensation

The following tables provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows cash and non-cash compensation for the years ended December 31, 2007, 2008, and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
John V. Faraci	2009	1,261,400	2,397,230	2,727,400	5,125,575	652,192	12,163,797
Chairman of the Board and	2008	1,261,400	7,072,821	1,575,000	4,091,943	352,162	14,353,326
Chief Executive Officer (Principal Executive Officer)	2007	1,243,550	7,098,424	1,986,000	2,260,536	390,160	12,978,670
Tim S. Nicholls	2009	545,000	534,502	780,000	545,005	51,968	2,456,475
Senior Vice President and	2008	495,400	1,150,603	229,000	275,336	273,826	2,424,165
Chief Financial Officer (Principal Financial Officer)	2007	306,925	333,512	327,700	114,645	514,589	1,597,371
Carol L. Roberts	2009	541,700	471,417	800,000	969,079	85,763	2,867,959
Senior Vice President,	2008	510,842	1,390,875	380,000	637,422	40,245	2,959,384
Industrial Packaging	2007	460,000	1,154,768	447,500	314,118	37,149	2,413,535
Maura A. Smith	2009	578,500	534,502	700,400	238,868	77,482	2,129,752
Senior Vice President, General Counsel	2008	578,500	1,577,002	293,000	215,642	42,367	2,706,511
and Corporate Secretary	2007	572,925	1,582,711	501,500	—	198,191	2,855,327
H. Wayne Brafford (retired 12/31/09)	2009	500,000	471,417	585,000	3,408,230	866,100	5,830,747
Senior Vice President,	2008	500,000	1,390,875	360,000	971,600	46,488	3,268,963
Printing & Communications Papers	2007	497,313	1,154,768	507,000	279,632	75,167	2,513,880
Michael J. Balduino (retired 12/31/09)	2009	401,759	443,962	344,300	1,260,593	1,076,952	3,527,566
Senior Vice President,
Consumer Packaging

(1) A discussion of the assumptions used in calculating these values for the 2009 fiscal year may be found in Note 18 to our audited financial statements beginning on page 91 of our annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. The value shown is the aggregate grant date fair value of each NEO’s 2009-2011 PSP award computed in accordance with FASB ASC Topic 718 based on target levels of achievement. The maximum value of the 2009-2011 PSP awards is as follows: Mr. Faraci: $5,513,629; Mr. Nicholls: $1,229,355; Ms. Roberts: $1,084,259; Ms. Smith: $1,229,355; Mr. Brafford: $1,084,259; and Mr. Balduino: $1,021,113.

(2) Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year. The amount shown for Ms. Roberts’ 2009 MIP award includes the amount of her special award recommended by the CEO above her calculated award in recognition of exceptional performance in 2009. The amount of this CEO special award is paid from the MIP award pool.

(3) Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the Pension Benefit Table on page 55. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year-end. This amount includes the value of the Enhanced Retirement Program for Mr. Brafford and Mr. Balduino.

The NEOs do not receive “preferred or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

(4) A breakdown of the “All Other Compensation” amounts for 2009 is shown in the following table:

Name	Company Matching Contributions ($)(a)	Group Life Insurance ($)(b)	Dividend Realized ($)(c)	ESIP ($)(d)	Corporate Aircraft and Vehicle ($)(e)	Directors’ Charitable Award Program ($)(f)	Company Matching Gift ($)(g)	Amount Related to Overseas Assignment ($)(h)	One-Time Expenses ($)(i)	Total ($)
John Faraci	136,147	7,905	216,770	45,035	225,146	15,184	6,005	—	—	652,192
Tim Nicholls	11,760	3,420	14,009	15,586	—	—	6,005	1,188	—	51,968
Carol Roberts	22,574	3,395	40,587	13,159	—	—	6,048	—	—	85,763
Maura A. Smith	11,760	3,627	48,332	13,163	—	—	600	—	—	77,482
Wayne Brafford	41,280	3,138	40,587	18,872	—	—	300	—	761,923	866,100
Michael Balduino	25,716	2,518	21,249	14,241	—	—	—	—	1,013,228	1,076,952

(a) Represents the Company match to the NEO’s contribution to the Salaried Savings Plan and Deferred Compensation Savings Plan, if applicable, as shown in the Non-Qualified Deferred Compensation Plan Table on page 57.

(b) Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(c) Represents dividends earned on the 2006-2008 PSP payout that were paid to the NEO in February 2009. We disclose the value of dividends realized as All Other Compensation because, pursuant to FASB ASC 718, we are disclosing the grant date fair value of the 2009-2011 award in the Summary Compensation Table, which does not include the value of dividends that were realized on the 2006-2008 PSP award upon payout in February 2009.

(d) Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”). The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary, or a post-retirement death benefit equal to one times final salary. Participants are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect until age 95 unless altered or cancelled by the participant. This benefit is closed to new participants effective January 1, 2008.

(e) Represents the aggregate incremental cost to the Company of personal travel on Company aircraft and personal use of a Company vehicle and driver. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Faraci. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We calculate the incremental cost of personal use of the Company vehicle and driver based upon annual lease payments, fuel, and the driver’s total wages multiplied by the percentage of miles driven for personal use by Mr. Faraci. We impute into Mr. Faraci’s income the value of personal use of the aircraft and vehicle in accordance with IRS regulations. Mr. Faraci receives no tax gross-up on this imputed income.

(f) Represents a ratable share of the Company’s total annual non-cash expense of the legacy director charitable award program described under “Director Compensation” attributable to directors who served during 2009. Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board. The legacy director charitable award program was closed to new directors as of July 1, 2007.

(g) Represents the Company’s 60 percent match of the NEO’s donation to the United Way of America as part of a Company-wide campaign.

(h) Represents amount paid by the Company for the cost of preparing Mr. Nicholls’ tax return for 2008 in connection with his previous overseas assignment pursuant to our standard global mobility policy for expatriates.

(i) Represents a one-time expense incurred by the Company for Mr. Brafford and Mr. Balduino in connection with amounts paid for severance upon termination of employment effective December 31, 2009, including (i) two weeks’ salary for every year or partial year of service, (ii) unused current vacation pay, and (iii) special vacation pay based on retirement eligibility. The amount for Mr. Balduino also includes supplemental severance approved by the Committee to reflect Mr. Balduino’s years of service and commitment to International Paper. These amounts comply with the limit set by the Board’s policy on severance agreements for senior officers as described in the CD&A.

Grants of Plan-Based Awards During 2009

The table below shows payout ranges for our NEOs under the 2009 MIP and 2009-2011 PSP, described in our CD&A. There were no other equity awards granted to the NEOs during 2009.

Name	Committee Action Date (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Faraci			—	1,704,600	3,664,890
	12/8/2008	1/2/2009				—	209,000	480,700	2,397,230
Tim Nicholls			—	457,800	984,270
	12/8/2008	1/2/2009				—	46,600	107,180	534,502
Carol Roberts			—	390,600	839,790
	12/8/2008	1/2/2009				—	41,100	94,530	471,417
Maura Smith			—	457,800	984,270
	12/8/2008	1/2/2009				—	46,600	107,180	534,502
Wayne Brafford			—	390,600	839,790
	12/8/2008	1/2/2009				—	41,100	94,530	471,417
Michael Balduino			—	277,700	597,055
	12/8/2008	1/2/2009				—	27,200 (3)	62,560	443,962

(1) The 2009-2011 PSP grant is approved by the MDCC for all NEOs (except Mr. Faraci, whose grant is approved by the full Board) at its December meeting, effective the first business day of the following calendar year.

(2) The amounts shown in this column reflect the grant date fair value of the 2009-20111 PSP awards at target. For Mr. Balduino, the amount also includes the value of his prorated 2008 PSP target award granted on January 2, 2009. The grant date fair value is determined pursuant to FASB ASC Topic 718, as explained in further detail in the narrative following this table.

(3) The number of shares shown for Mr. Balduino includes a prorated 2008 PSP grant awarded January 2, 2009, in connection with his position level increase in 2008.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards. These columns show the range of estimated possible payouts to our NEOs under the 2009 MIP. The actual amount paid is shown in the Summary Compensation Table.

The “threshold” amount shown is zero. If we achieve less than the minimum performance level in relative ROI and free cash flow, the award is zero.

The minimum level of performance in at least one objective is required in order to fund the MIP award pool.

The minimum objectives required to be met are:

•	Rank of 6 of 11 in our ROI Peer Group; and

•	Achievement of $650 million in free cash flow.

The “target” award shown is the possible payout if we achieve 100 percent of each performance objective or some combination of the objectives. The target objectives are:

•	Rank of 5 of 11 in our ROI Peer Group; and

•	Achievement of $1.1 billion in free cash flow.

The “maximum” award shown is the possible payout for each NEO based on maximum Company performance achievement (excluding any special recognition award that may be recommended by the CEO for exceptional individual performance, which awards are funded and limited by the aggregate MIP award pool). Pursuant to the 2009 Incentive Compensation Plan approved by our shareowners, the limit on any individual payout, including to the CEO, is capped at $10 million. The maximum objectives are:

•	Rank of 1 of 11 in our ROI Peer Group;

•	Achievement of $1.7 billion in free cash flow; and

•	Achievement of ROI greater than or equal to 8 percent.

Estimated Future Payouts under Equity Incentive Plan Awards. These columns show the range of estimated future payouts of performance-based shares to our NEOs under the 2009-2011 PSP.

The “threshold” amount shown is zero. If we achieve less than the minimum performance level for both relative ROI and relative TSR, the PSP award payout is zero.

The minimum objectives required to be met are:

•	Rank of 5 of 11 in our ROI Peer Group; and

•	Rank of 13 of 22 in our TSR Peer Group.

The “target” number of shares shown is the estimated future payout if we achieve 100 percent of our objectives against our ROI and TSR Peer Groups. The target objectives are:

•	Rank of 4 of 11 in our ROI Peer Group;

•	Rank of 10 of 22 in our TSR Peer Group.; and

The “maximum” number of shares is the estimated future payout if we achieve maximum performance achievement. The maximum objectives are:

•	Rank of 1 of 11 in our ROI Peer Group;

•	Rank of 1 of 22 in our TSR Peer Group; and

•	Achievement of ROI greater than or equal to 8 percent.

Grant Date Fair Value of Stock and Option Awards. The fair value shown of the target awards granted to each NEO under the 2009-2011 PSP is based on the fair value at grant per FASB ASC Topic 718. The fair value is based on the closing stock price of our common stock on the date immediately preceding the grant date for the ROI component of the award. Valuing TSR is more complicated because the value must take into account the probable expense of the 2009-2011 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROI Peer Groups; and (2) the value of the shares received by each participant is based on the fair value of the Company’s stock as of the date the shares are delivered to the PSP participants.

There were no stock options or other equity-based awards granted during 2009.

Outstanding Equity Awards at December 31, 2009

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2009. Please refer to page 33 for additional information regarding how shares are “banked” and paid under our PSP.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John Faraci				515,509	(4)	13,805,340	261,250	(5)	7,439,790
	27,000	61.75	1/11/2010	—		—			—
	37,000	29.31	10/10/2010	—		—	—		—
	9,000	35.05	4/10/2011	—		—	—		—
	14,000	35.00	10/9/2011	—		—	—		—
	37,500	41.40	4/9/2012	—		—	—		—
	37,500	32.54	10/8/2012	—		—	—		—
	53,000	34.96	4/8/2013	—		—	—		—
	48,000	39.14	10/14/2013	—		—	—		—
Tim Nicholls				81,299	(6)	2,177,175	51,950	(7)	1,480,051
	3,300	58.50	1/11/2010
	2,500	35.05	4/10/2011	—
	2,500	35.00	10/9/2011	—
	5,375	41.40	4/9/2012	—
	9,000	39.14	10/14/2013	—
Carol Roberts				92,001	(8)	2,463,782	51,375	(9)	1,463,040
	7,000	64.00	1/11/2010
	3,750	35.05	4/10/2011
	3,750	35.00	10/9/2011
	7,500	41.40	4/9/2012
	7,500	32.54	10/8/2012
	7,500	34.96	4/8/2013
	11,000	39.14	10/14/2013
Maura Smith				116,086	(10)	3,108,778	58,250	(11)	1,658,824
	20,000	33.80	3/31/2013
	22,500	34.96	4/8/2013
	22,500	39.14	10/14/2013
Wayne Brafford				92,001	(8)	2,463,782	51,375	(9)	1,463,040
	10,000	62.44	1/11/2010	—		—	—		—
	15,000	29.31	10/10/2010	—		—	—		—
	8,700	35.05	4/10/2011	—		—	—		—
	5,500	35.00	10/9/2011	—		—	—		—
	12,500	41.40	4/9/2012	—		—	—		—
	14,500	32.54	10/8/2012	—		—	—		—
	13,500	34.96	4/8/2013	—		—	—		—
	22,500	39.14	10/14/2013	—		—	—		—
Michael Balduino				48,115	(12)	1,288,512	27,000	(13)	768,897
	6,000	58.50	1/11/2010
	7,000	35.05	4/10/2011
	7,000	35.00	10/9/2011
	15,000	41.40	4/9/2012
	15,000	32.54	10/8/2012
	15,000	34.96	4/8/2013
	15,000	39.14	10/14/2013

(1) We moved away from stock options for executive officers in 2004. All outstanding unvested options were vested by the Company on July 12, 2005. Therefore, no NEO had any unearned or unexercisable options as of December 31, 2009.

(2) The market value is calculated based on the closing price of our common stock on December 31, 2009 of $26.78.

(3) The market value is calculated based on the closing price of our common stock on December 31, 2009 of $26.78 and the monte carlo values for the fourth segments as of December 31, 2009 of $36.36 and $37.37 for the 2008 and 2009 awards, respectively. At the end of the applicable performance period, there is an adjustment based on the Company’s actual ROI and TSR performance.

(4) Includes (i) an executive continuity award of 20,000 shares of restricted stock awarded for retention purposes that vest as follows: 4,000 shares will vest on February 16, 2010; and 16,000 shares will vest on February 16, 2013, based on attaining the age and service requirements, and 7,523 reinvested dividends on those shares. The executive continuity award program provides for a tandem grant of stock options and restricted stock in a 5:1 ratio (five options to one share). Upon vesting, the values of both the restricted shares and the stock options are calculated and Mr. Faraci is then entitled to receive either the shares or the options.

The amount shown also includes (i) 451,962 shares of restricted stock awarded under the PSP that have been “banked” for 2007, 2008 and 2009, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 36,024 shares acquired in respect of reinvested dividends.

(5) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 104,500 shares of restricted stock awarded under the 2008-2010 PSP and (ii) 156,750 shares awarded under the 2009-2011 PSP.

(6) Includes (i) 76,599 shares of restricted stock awarded under the PSP that have been “banked” for 2007, 2008 and 2009, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 4,700 shares acquired in respect of reinvested dividends.

(7) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 17,000 shares awarded under the 2008-2010 PSP and (ii) 34,950 shares awarded under the 2009-2011 PSP.

(8) Includes (i) 85,760 shares of restricted stock awarded under the PSP that have been “banked” for 2007, 2008 and 2009, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 6,241 shares acquired in respect of reinvested dividends.

(9) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 20,550 shares awarded under the 2008-2010 PSP and (ii) 30,825 shares awarded under the 2009-2011 PSP.

(10) Includes (i) 108,054 shares of restricted stock awarded under the PSP that have been “banked” for 2007, 2008 and 2009, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 8,032 shares acquired in respect of reinvested dividends.

(11) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 23,300 shares awarded under the 2008-2010 PSP and (ii) 34,950 shares awarded under the 2009-2011 PSP.

(12) Includes (i) 44,979 shares of restricted stock awarded under the PSP that have been “banked” for 2007, 2008 and 2009, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 3,136 shares acquired in respect of reinvested dividends.

(13) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 10,800 shares awarded under the 2008-2010 PSP and (ii) 16,200 shares awarded under the 2009-2011 PSP.

Stock Vested in 2009

The following table shows the amounts received upon vesting in 2009 of shares previously awarded under the PSP or our other restricted stock programs as described in our CD&A. There were no stock options exercised in 2009 by our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John Faraci	277,009	2,216,072
Tim Nicholls	17,904	143,232
Carol Roberts	51,869	414,952
Maura Smith	61,766	494,128
Wayne Brafford	51,869	414,952
Michael Balduino	27,156	217,248

(1) Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 9, 2009.

(2) Represents the value of the vested shares based on our closing stock price on February 8, 2009, of $8.00.

Pension Benefits in 2009

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2008 and December 31, 2009. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2009. The value shown for 2009 for Mr. Brafford and Mr. Balduino includes the Enhanced Retirement Program under the SERP.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. They are also eligible for a benefit that is calculated under either the Pension Restoration Plan formula or the SERP formula. We amended the SERP to comply with Section 409A of the Code, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. As a result of this change, the pension benefits shown below for Mr. Faraci, Mr. Brafford, Mr. Balduino and Ms. Smith are shown as coming from the SERP rather than the Pension Restoration Plan. This differs from the pension benefits shown for Mr. Nicholls and Ms. Roberts, who became eligible for the SERP after July 1, 2004, and whose benefit is therefore calculated under SERP Formula B. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP.

No NEO received payments of a retirement benefit in 2009; however, Mr. Brafford and Mr. Balduino began receiving retirement benefits in January 2010.

Name	Plan Name	Number of Years of Credited Service in 2009 (#)	12/31/2008 Present Value of Accumulated Benefit ($)(1)	12/31/2009 Present Value of Accumulated Benefit ($)(2)
John Faraci	Retirement Plan	35.33	1,157,726	1,292,809
	Pension Restoration Plan	35.33	—	—
	SERP	35.33	19,963,958	24,954,450
	Total		21,121,684	26,247,259
Tim Nicholls	Retirement Plan	18.25	296,068	347,261
	Pension Restoration Plan	18.25	299,693	332,275
	SERP	18.25	285,731	746,961
	Total		881,492	1,426,497
Carol Roberts	Retirement Plan	28.50	552,702	625,045
	Pension Restoration Plan	28.50	433,968	479,369
	SERP	28.50	1,408,527	2,259,862
	Total		2,395,197	3,364,276
Maura Smith	Retirement Plan	6.83	132,813	168,072
	Pension Restoration Plan	6.83	—	—
	SERP	6.83	2,128,358	2,331,967
	Total		2,261,171	2,500,039
Wayne Brafford	Retirement Plan	34.50	1,031,567	1,221,564
	Pension Restoration Plan	34.50	—	—
	SERP	37.50	4,502,696	7,720,929
	Total		5,534,263	8,942,493
Michael Balduino	Retirement Plan	17.92	496,526	629,248
	Pension Restoration Plan	17.92	—	—
	SERP	20.92	3,319,605	4,447,476
	Total		3,816,131	5,076,724

(1) The calculation of the present value of accumulated benefits as of December 31, 2008, assumes a discount rate of 6.00 percent for annuity payments and 3.50 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2) The calculation of the present value of accumulated benefits as of December 31, 2009, assumes a discount rate of 5.80 percent for annuity payments and 3.30 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1). For Mr. Brafford and Mr. Balduino, their actual benefits and actual retirement date of January 1, 2010, are used.

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company. Our Retirement Plan is a funded, tax-qualified plan that covers all salaried employees hired prior to July 1, 2004. Employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our Salaried Savings Plan and DCSP in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004, and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67 percent of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees. Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004, and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers. Our SERP is an alternative retirement plan available to certain senior executives. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP under one of three formulas based on the participant’s date of hire and date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service. A participant who has announced retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in. No currently active NEO has elected to lock-in the discount rate.

•

Participants eligible to participate prior to July 1, 2004 (Formula A): We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) the lesser of 3.25 percent of eligible compensation, defined below, multiplied by the participant’s years of service or 50 percent of eligible compensation, with both amounts reduced by a portion of Social Security benefits; or (iii) 25 percent of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan.

In calculating benefits under (ii) and (iii) above, we include as eligible compensation the sum of (a) the participant’s highest annual base salary during any of the three consecutive calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement.

•

Participants hired prior to July 1, 2004, and first eligible to participate on or after July 1, 2004 (Formula B): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity.

•

Participants hired and eligible to participate on or after July 1, 2004 (Formula C): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan, as though the participant is eligible to participate in those plans, offset by the participant’s Company-provided retirement savings account balance in the 401(k) plan and the DCSP.

•

Impact on SERP benefits if executive is terminated for cause. In the event an executive who is vested in the SERP is terminated for cause, he or she would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Policies with Regard to Granting Additional Years of Service

Our change in control agreements described in our CD&A provide three years of age and three additional years of service to be added to the calculation of retirement benefits in the event of termination of an NEO’s employment following a change in control.

In addition, as described in our CD&A, we implemented an Enhanced Retirement Program in 2008 for certain employees terminated as a result of cost reduction initiatives between October 31, 2008 and October 30, 2009, who were retirement eligible or within three years of retirement eligibility. The Enhanced Retirement Program offered three years of additional age and three years of additional service for purposes of calculating eligibility for, and the amount of a benefit under the Retirement Plan and Pension Restoration Plan. This was a broad-based enhancement for all eligible employees. The effect of the enhancement was to increase the benefit amount under the Restoration Plan. This Enhanced Retirement Program was extended through December 31, 2009, under the SERP only, in order to ensure that the Company had ample time to facilitate SLT restructuring and make changes in the positions of several business leaders.

We have no other provision for granting additional years of service under our retirement plans.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4 percent for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

Mr. Faraci is eligible for early retirement as of December 31, 2009; however his benefit would be reduced by approximately 8 percent based on his age and years of service.

Mr. Brafford and Mr. Balduino were eligible for early retirement upon termination of their employment on December 31, 2009. Based on their age and years of service, as supplemented by the Enhanced Retirement Program, they received an unreduced benefit.

Mr. Nicholls is currently vested in the retirement plans, but he will not be eligible for early retirement until 2016.

Ms. Roberts is currently vested in the retirement plans, but she will not be eligible for early retirement until 2015.

Ms. Smith is currently vested in the retirement plans, but she will not be eligible for early retirement until 2013.

Non-Qualified Deferred Compensation in 2009

The following table shows contributions in 2009 by International Paper and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2009. The account balance includes amounts deferred by the NEO in December 2009, which were actually credited to his or her account in January 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at last FYE ($)(4)
John Faraci	207,312	124,387	322,171	—	2,706,709
Tim Nicholls	—	—	53,301	—	92,912
Carol Roberts	21,123	12,674	135,547	—	468,974
Maura Smith	—	—	—	—	—
Wayne Brafford	81,200	32,480	376,232	—	1,314,746
Michael Balduino	23,261	13,956	222,693	—	889,244

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2009 for each NEO.

(2) These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2009 for each NEO.

(3) These amounts are not included in the Summary Compensation Table because they are not “preferred or above-market earnings”.

(4) Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Faraci: $1,171,411 was included for the period of 2001-2008; Mr. Brafford: $205,518 was included for the period of 2007-2008; and Ms. Roberts: $61,167 was included for 2008.

Narrative to Non-Qualified Deferred Compensation Table

Our DCSP allows participants to save for retirement by deferring up to 85 percent of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount, or total pre-tax and after-tax amount to the 401(k) plan. The Company credits matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Mr. Faraci and Mr. Balduino contributed 8 percent of compensation, Ms. Roberts contributed 8 percent of her MIP award; and Mr. Brafford contributed 12 percent of compensation. Mr. Nicholls and Ms. Smith did not contribute to the DCSP. As a result, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Beginning in April 2008, Company matching contributions are allocated in accordance with the participant’s investment elections and are no longer allocated 50 percent to the Company Stock Fund equivalent. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the 2009 Non-Qualified Deferred Compensation Table, above, are based on the individual participant’s investment elections. The earnings (or losses) on the funds available under the DCSP are shown below.

Available Fund	2009 Fund Return
Conservative Fund	16.4%
Moderate Fund	26.3%
Aggressive Fund	32.3%
Stable Value Fund	2.6%
U.S. Bond Fund	14.8%
High Yield Bond Fund	40.3%
Emerging Market Bond Fund	35.0%
Large Cap Stock Fund	34.3%
Mid Cap Stock Fund	40.5%
Small Cap Stock Fund	36.7%
International Stock Fund	35.7%
Emerging Market Stock Fund	75.8%
Company Stock Fund	134.6%

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment prior to three years of service as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may not be changed. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

In the event of disability of an executive officer, the Company provides the following benefits to him or her, which are available to all of our U.S. salaried employees, excluding employees in our distribution business. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. Disability benefits we provide are:

•	Long-term disability income benefit equal to 60 percent of base salary;

•	Continuation of medical and life insurance coverage applicable to active employees while disabled; and

•	Continuation of pension benefit accruals.

In the event of the death of an executive officer, the Company provides the same benefits to his or her beneficiary as are available to our U.S. salaried employees, with two additional benefits:

•	Executive supplemental life insurance, which is described under the All Other Compensation Table; and

•	The pension benefit calculated under the SERP, subject to a 50 percent reduction, if the executive officer was vested in the SERP at the time of death.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards, including executive continuity awards, also become vested upon death or disability.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2009. We show the actual retirement payments for Mr. Brafford and Mr. Balduino, including the Enhanced Retirement Program.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)
John Faraci	110,974	—	110,974	24,881,514
Tim Nicholls	24,849	59,891	84,740	—
Carol Roberts	39,658	134,259	173,917	—
Maura Smith	22,689	94,560	117,249	—
Wayne Brafford	100,987	—	100,987	7,941,680
Michael Balduino	53,345	—	53,345	4,574,635

(1) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2009, if eligible on that date; otherwise, at the earliest eligibility age.

(2) Lump sum payment calculations are based on the December 2009, municipal bond rate of 3.36 percent, or the lock-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the Pension Benefits Table.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents standard severance amounts that would be payable in the event of involuntary termination without cause to our NEOs, with the exception of Mr. Brafford and Mr. Balduino, whose employment terminated on December 31, 2009, and for whom actual severance received is shown in the Summary Compensation Table.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Accelerated Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
John Faraci	36	3,757,771	24,881,514	28,639,285	7,561,065	134,083	110,974
Tim Nicholls	19	912,665	—	912,665	1,390,793	61,356	84,740
Carol Roberts	29	1,051,057	—	1,051,057	1,486,879	61,026	173,917
Maura Smith	7	651,375	—	651,375	1,685,908	64,706	117,249

(1) The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) special vacation pay, if retirement eligible; and (iii) prorated target MIP award for 2009. We do not gross-up standard severance benefits.

(2) Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 1 to the “Potential Payments Upon Retirement” Table, above.

(3) Amounts shown in this column reflect the sum of columns (1) and (2) payable to the NEO upon termination.

(4) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2009, of the prorated portions of the 2008-2010 PSP and 2009-2011 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2007-2009 PSP award, which has a performance period ending on December 31, 2009, which is not shown here because the vesting is not accelerated.

(5) Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) executive outplacement services.

(6) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2009, if eligible on that date; otherwise, at the earliest eligibility age.

Potential Payments Upon Termination With Cause

An executive officer who is terminated with cause would not be eligible for severance benefits as described above. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

A participant in the SERP would further forfeit the ability to receive a lump sum pension payment, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Potential Payments Upon Change in Control

The following table represents amounts that would be payable upon termination of employment following a change in control of the Company on December 31, 2009, to our NEOs, with the exception of Mr. Brafford and Mr. Balduino, who retired on December 31, 2009.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	Value of Continued Benefits ($)(3)	Accelerated Vesting of Equity ($)(4)	Excise Tax Gross-Up ($)(5)	TOTAL Pre-Tax Benefit ($)(6)	TOTAL Pension Annuity ($)(7)
John Faraci	7,698,485	29,900,242	20,520	13,979,728	—	51,598,975	110,974
Tim Nicholls	3,008,400	995,106	20,520	2,544,421	1,939,503	8,507,950	46,726
Carol Roberts	2,796,900	2,382,038	20,520	2,604,168	1,977,982	9,781,608	67,965
Maura Smith	3,108,900	5,659,812	20,520	2,952,709	3,020,800	14,762,741	22,689

(1) Amounts shown in this column reflect a change in control severance payment of three times the sum of (i) base salary and (ii) target MIP for 2009.

(2) For Mr. Faraci and Ms. Smith, who joined the SERP prior to July 1, 2004, the amount shown represents an enhanced SERP benefit equal to the higher of 50 percent of compensation or the Pension Restoration Plan benefit formula with an additional three years of age and three years of service. For Mr. Nicholls and Ms. Roberts, who joined the SERP after July 1, 2004, the amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and three years of service.

(3) Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(4) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2009, of the vesting of (i) outstanding 2008-2010 and 2009-2011 PSP awards, including reinvested dividends, based on actual Company performance (for banked segments) or on target performance (for open periods) and (ii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2007-2009 PSP award, which has a performance period ending on December 31, 2009, but is not included in the amount shown because it is not accelerated.

(5) Amounts shown in this column reflect the amount payable to the NEO to offset any excise tax imposed under Code Section 280G on payments received under the change in control agreement and any other taxes imposed on this additional amount. Our agreements are designed to avoid triggering payment of the excise tax by automatically reducing the amount an officer would receive to the Code’s statutory maximum of three times the five-year average of W-2 reported earnings when payment is less than 115 percent of this statutory maximum. The amount that would be payable Mr. Faraci was within 15 percent of the statutory maximum, therefore, his payment was reduced so that no excise tax would be payable.

(6) Amounts shown in this column reflect the sum of columns (1) through (5).

(7) Amounts shown in this column are the annual benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable as of December 31, 2009, if eligible on that date; otherwise, at the earliest eligibility date.

Definition of “Change in Control”

A “change in control” is defined in our agreements as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

Definition of “Good Reason”

The lump sum cash severance benefit shown above is payable only in the event of termination of employment. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 15, 2010.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	% of Common Stock Outstanding
BlackRock, Inc. (1)	37,426,328	8.6
State Street Corporation (2)	36,174,633	8.4
TPG-Axon Capital Management, LP (3)	12,247,442	5.25
T. Rowe Price Associates, Inc. (4)	23,787,364	5.4

(1) The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. We have relied upon information supplied by BlackRock, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2009. According to the Schedule 13G, BlackRock, Inc. had sole voting and dispositive power over 37,426,328 shares. The securities are owned by BlackRock, Inc. as parent holding company in connection with its acquisition of Barclays Global Investments, NA and certain of its affiliates from Barclays Bank PLC on December 1, 2009.

(2) The address of State Street Corporation (“State Street”) and State Street Bank and Trust Company (“State Street B & T”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street and State Street B & T in a Schedule 13G furnished to us reporting information as of December 31, 2009. According to the Schedule 13G, State Street had shared voting and dispositive power over 36,174,633 shares and State Street B & T had shared voting and dispositive power over 30,407,624 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Securities Exchange Act of 1934, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The address of TPG-Axon Capital Management, LP (“TPG Management”), TPG-Axon Partners GP, LP (“Partners GP”), TPG-Axon GP, LLC (“TPG LLC”), TPG-Axon Partners, LP (“Partners LP”), Dinakar Singh LLC (“Singh LLC”) and Dinakar Singh (“Singh”) is 888 Seventh Avenue, 38th Floor, New York, NY 10019. The address of TPG-Axon Partners (Offshore), Ltd. (“TPG Offshore”) is c/o Goldman Sachs (Cayman) Trust Limited, Post Office Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI. We have relied upon information provided in a Schedule 13G furnished to us that was jointly filed by TPG Management, Partners GP, TPG LLC, Partners LP, TPG Offshore, Singh LLC and Singh reporting information as of February 16, 2010. According to the Schedule 13G, TPG Management, TPG LLC, Singh LLC and Singh each had shared voting and dispositive power over 12,247,442 shares of common stock and options to purchase 10,500,000 shares of common stock, Partners GP and Partners LP each had shared voting and dispositive power over 4,654,028 shares of common stock and options to purchase 3,990,000 shares of common stock, and TPG Offshore had shared voting and dispositive power over 7,593,414 shares of common stock and 6,510,000 options to purchase common stock.

(4) The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by Price Associates in a Schedule 13G furnished to us reporting information as of December 31, 2009. According to the Schedule 13G, Price Associates had sole voting power over 6,503,190 shares and sole dispositive power over 23,730,064 shares. The securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

[PENDING]

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned as of March 15, 2010, the record date for our 2010 Annual Meeting of Shareowners, by each of our directors and NEOs, and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percent of Class
Non-Employee Directors
David. J. Bronczek
Lynn Laverty Elsenhans
Samir G. Gibara
Stacey J. Mobley
John L. Townsend, III
John F. Turner
William G. Walter
Alberto Weisser
J. Steven Whisler
Named Executive Officers
John V. Faraci

Tim S. Nicholls

Carol L. Roberts

Maura A. Smith

Wayne Brafford

Michael J. Balduino

All directors and executive officers as a group ([__] persons)

* Indicates less than 1 percent.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, regarding compensation plans under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	22,217,057	(1)	39.24	17,411,857

(1) Amount does not include 13,487 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

Appendix 1

Related to “Item 3 — Company Proposal to Amend Article I of the Company’s By-Laws Regarding Special Shareowners Meetings”

WORDS THAT ARE UNDERLINED AND IN BRACKETS WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED FROM OUR BY-LAWS.

ARTICLE I

STOCKHOLDERS’ MEETINGS

SECTION 1. Annual Meeting. The annual meeting of the Stockholders of the Corporation for the election of Directors, and for the transaction of such other business as may come before the meeting, shall be held on such date and at such place within or without the State of New York as shall have been fixed by the Board of Directors on a timely basis.

SECTION 2. Special Meetings. Special meetings of the Stockholders, unless otherwise provided by statute, or by the Certificate of Incorporation or other certificate filed pursuant to law, at any time may be called or caused to be called by a majority of the Board of Directors or by the Chairman of the Board, or by the President, or upon the written request therefore of Stockholders holding no less than ~~forty~~ [twenty] percent of the Common Stock of the Company, filed with the Secretary pursuant to these By-Laws. In the event a special meeting is requested properly by Stockholders holding not less than ~~forty~~ [twenty] percent of the Common Stock of the Company and such request meets all applicable requirements set forth in these By-Laws, any applicable statute, the Certificate of Incorporation and any other certificate filed pursuant to law, then either a majority of the Board of Directors, or the Chairman of the Board, or the President shall cause such a special meeting to be called in a manner consistent with applicable statute, the Certificate of Incorporation and any other certificate filed pursuant to law. A Stockholder’s written request for a special meeting shall include the information required under Article I, Section 7 or Article II, Section 9 of these By-Laws, as applicable with respect to the business and/or nominations proposed to be brought before such special meeting and the Stockholder(s) proposing such business and/or nominations at such meeting. Special meetings shall be held at such place within or without the State of New York as shall have been fixed by the Board of Directors and specified in the call thereof. Business transacted at a special meeting requested by Stockholders shall be limited to the purpose(s) stated in the request for meeting, provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the Stockholders, and to cause other business to be transacted, at any special meeting requested by Stockholders.

SECTION 3. Notice of Meetings. Unless otherwise required by statute, the notice of every meeting of the Stockholders shall be in writing and shall state the place, date and hour of the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given personally, electronically or by mail, not less than ten nor more than fifty days before the date of the meeting, to each Stockholder entitled to vote at the meeting and to each Stockholder who, by reason of any action proposed at such meeting, is entitled by law to notice thereof. If mailed, it shall be directed to a Stockholder at his address as it appears on the record of Stockholders or, if he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to him at such other address. If transmitted electronically, such notice is given when directed to the Shareholder’s electronic mail address as supplied by the Shareholder to the Secretary of the Corporation or as otherwise directed pursuant to the Shareholder’s authorization or instructions.

SECTION 4. Quorum. Proxies. Voting. Except as otherwise provided by law or by the Certificate of Incorporation or other certificate filed pursuant to law, at any meeting of the Stockholders there must be present in person or by proxy the holders of record of stock representing at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting in order to constitute a quorum for the determination of such question, but a less interest may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum be present, and thereupon any business may be transacted at the adjourned meeting which might have been transacted at the meeting as originally called. Except as otherwise provided by law or by the Certificate of Incorporation or other certificate filed pursuant to law or by the By-Laws of the Corporation, a majority vote of a quorum at a meeting shall decide any question brought before such meeting. Every holder of record of stock of a class entitled to vote at a meeting shall be entitled to one vote for every share of such stock standing in his name on the books of the Corporation, and may vote either in person or by proxy.

SECTION 5. Presiding Officer and Secretary. At all meetings of the Stockholders the Chairman of the Board, or in his absence the President, or in his absence a Vice Chairman of the Board or a Vice President designated by the Board of

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Directors, or if none be present, the appointee of the meeting, shall preside. The Secretary of the Corporation, or in his absence an Assistant Secretary, or if none be present, the appointee of the Presiding Officer of the meeting, shall act as Secretary of the meeting.

SECTION 6. Inspectors. At each meeting of Stockholders at which Directors are to be elected the Presiding Officer shall appoint two Inspectors of Election who shall perform the duties required by the statute at that meeting and any adjournment thereof. If any Inspector shall refuse to serve, or neglect to attend at the election or his office becomes vacant, the Presiding Officer shall appoint an Inspector in his place.

The Presiding Officer of any meeting may also appoint, at such meeting, two Inspectors with authority to count and report upon the votes cast at such meeting upon such questions (other than the election of Directors) as may be voted upon by ballot.

Inspectors shall be sworn.

SECTION 7. Stockholders’ Meetings. No business may be transacted at a meeting of Stockholders of the Corporation, except business properly brought before the meeting in accordance with the procedures set forth in these By-Laws. Nominations for the election of directors shall be properly presented at a meeting only if made in compliance with Section 9, Article II of these By-Laws. The proposal of business other than nominations for the election of directors may properly be brought before Stockholders at a meeting only if either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any duly authorized committee thereof, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any duly authorized committee thereof or (c) otherwise properly brought before a special meeting pursuant to Article I, Section 2 of these By-Laws or brought before an annual meeting by any Stockholder of the Corporation (i) who is a Stockholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of Stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section.

Business shall be brought before a meeting of Stockholders by any Stockholder of the Corporation by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation, and received by such person (a) as provided in Section 2, Article I of these By-Laws, with respect to any business to be brought before a special meeting of Stockholders, and (b) with respect to any business to be brought before an annual meeting of Stockholders, not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the annual meeting of Stockholders.

A Stockholder’s notice to the Secretary shall set forth as to each matter of business such Stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such Stockholder, (iii) the number of shares of stock of the Corporation which are owned beneficially or of record by such Stockholder, (iv) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and any material interest of such Stockholder in such business and (v) a representation that such Stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of Stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section, provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section shall be deemed to preclude discussion by any Stockholder of any such business. The Presiding Officer of the meeting may, if the facts warrant, determine and declare to an annual or special meeting that business was not properly brought before the annual meeting in accordance with the applicable procedure, and if such person should so determine, he or she shall so declare to the meeting and such business shall not be transacted.

Nothing in this Section 7 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to put before such meeting any proposals so included in the Corporation’s proxy statement at his or her request.

For purposes of this Section 7 and Article II, Section 9, “public disclosure” shall mean disclosure in a communication sent by first class mail to Stockholders, in a press release reported by the Dow Jones News Service, Reuters Information Services, Inc., Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

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Map to The Ritz Carlton, Westchester, for 2010 Annual Shareowners Meeting

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish,

made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT, May 9, 2010, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT, May 6, 2010. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT, May 9, 2010, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT, May 6, 2010. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 9, 2010. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 6, 2010.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 10, 2010, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR“ each of the

nominees listed under Item 1

Item 1 – Election of Directors (one-year term).	For	Against	Abstain
Nominees: 01) David J. Bronczek 02) Lynn Laverty Elsenhans 03) John V. Faraci	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
04) Stacey J. Mobley 05) John L. Townsend, III	☐ ☐	☐ ☐	☐ ☐
06) William G. Walter	☐	☐	☐
07) J. Steven Whisler	☐	☐	☐

The Board of Directors recommends a vote “FOR“ Items 2 and 3	For	Against	Abstain

Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2010.	☐	☐	☐

Item 3 – Amend Article I of the Company’s By-Laws Regarding Special Shareowners Meetings.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1 and FOR Item 2 and Item 3. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	Yes ☐		No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature (PLEASE SIGN WITHIN BOX)/DATE	SIGNATURE(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 10, 2010

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 10, 2010, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing John V. Faraci, Tim S. Nicholls and Maura A. Smith, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 10, 2010, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, election of Directors, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010, and FOR Item 3, amend Article I of the Company’s By-Laws regarding special shareowner meetings. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans has authorized Broadridge as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT, May 6, 2010, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT, May 6, 2010.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark corresponding box on the reverse side).

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

A Form of Proxy, the Proxy Statement and Annual Report are Available at http://materials.proxyvote.com/460146